----------------------------------------------------
As filed with the Securities and Exchange Commission
on October 23,2001
Registration Statement Number:
----------------------------------------------------

     U. S. SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549

                     FORM SB-2
            REGISTRATION STATEMENT UNDER
             THE SECURITIES ACT OF 1933

                    REED'S, INC.
(Exact name of registrant as specified in its charter)

                      Delaware
         (State or other jurisdiction
             of incorporation or organization)

                        2086
         (Primary Standard Industrial
                   Classification Code Number)

                     95-4348325
          (IRS Employer Identification No.)


             13000 South Spring Street
           Los Angeles, California 90061
             Telephone: (310) 217-9400
         (Address and telephone number
           of principal executive offices)


            13000 South Spring Street
          Los Angeles, California 90061
     (Address of principal place of business
        or intended principal place of business )










[page 1]
                Christopher J. Reed
                    Reed's, Inc.
              13000 South Spring Street
            Los Angeles, California 90061
              Telephone: (310) 217-9400
         (Name, address and telephone number
               of agent for service)

          Copies of all communications to:

               Edward T. Swanson, Esq.
              1135 17th Street, Suite E
            Santa Monica, California 90403
                   (310) 283-1035

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule
462(b)under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities
Act of 1933 registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[]






[page 2]
           CALCULATION OF REGISTRATION FEE
          ---------------------------------

Title of each class of             Common stock,
securities to be registered        $.0001 par value

Proposed maximum
aggregate offering price (1)       $18,000,000.00

Amount of registration fee (1)          $4,500.00

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND
MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL
THE REGISTRATION STATEMENT FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS
IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE
NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY
JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

         PROSPECTUS (SUBJECT TO COMPLETION)
             DATED OCTOBER 22, 2001

                     [LOGO]
                       a

                   REED'S, INC.

 Offering of 3,000,000 common shares of Reed's, Inc.
               at $6.00 per share.
      -----------------------------------------




[page 3]
We develop, market and distribute gourmet natural non-alcoholic beverages, as well as candy, ice cream and cookies.

We are offering 3,000,000 shares of our common stock.
No public market currently exists for our shares. The public offering price is $6.00 per share.

The shares are offered on a best efforts basis directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. There is no public trading market for our securities, and if a market develops for our securities, it will most likely be limited, sporadic and highly volatile.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE
OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO
READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING
SHARES OF THE COMMON STOCK.

Per Share                               $6.00/share
Total Public Offering Price             $18,000,000

Estimated Selling Discounts and Commissions: (only if brokers are used)$0.60/share - $1,800,000 total.

Proceeds to Company Before Estimated Expenses of the
Offering:          $5.70/share - $16,200,000 total.

Proceeds to Us After Estimated Expenses of the
Offering:          $5.60/share - $15,900,000 total.

There is no minimum offering amount. Offering proceeds will not be placed in escrow. Upon receipt, offering proceeds will be deposited into the operating account of Reed's and used to conduct the business affairs of Reed's. The offering will terminate nine months after the effective date of this prospectus unless terminated sooner by us.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE
SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED
THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE
-----------------------------------------------------
The date of this prospectus is _____________
[page 4]
            TABLE OF CONTENTS

Section                               Page #
--------------------------------------------
Prospectus Summary.........................6
Risk Factors...............................9
Forward Looking Statements................15
Use Of Proceeds...........................17
Dividend Policy...........................19
Capitalization............................19
Dilution..................................20
Management's Discussion And Analysis
Of Financial Condition And Results Of
Operations................................21
Business..................................27
Management................................47
Certain Transactions......................52
Principal Shareholders....................52
Description Of Securities.................53
Shares Available For Future Resale........55
Plan of Distribution......................56
Legal Matters.............................57
Experts...................................57
Additional Information....................57
Index To Financial Statements.............58
Signatures................................85























[page 5]
Exhibit A:  Subscription Agreement

PROSPECTUS SUMMARY

This summary highlights information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled
"Risk Factors." This prospectus describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

About Our Company

Reed's, Inc. is a Delaware corporation with its main offices in Los Angeles, California. We changed our name to "Reed's, Inc." from "Original Beverage
Corporation" and our state of incorporation from Florida to Delaware in October of 2001. We began operations in June of 1987 as a sole proprietorship founded by Christopher J. Reed.

We are primarily in the business of manufacturing and marketing gourmet natural non-alcoholic beverages, as well as candy, ice cream and cookies. We currently offer 15 beverages, including six varieties of Reed's
Ginger Brews, Virgil's Root Beer, two varieties of
China Cola, and six varieties of Malibu Teaz. However, we consider our core business to be ginger products rather than strictly beverages. Our more recent products include Reed's Crystallized Ginger Candy,
Reed's Crystallized Ginger Baking Bits, Reed's Ginger
Candy Chews, Reed's Original Ginger Ice Cream, Reed's
Chocolate Ginger Ice Cream, and Reed's Green Tea
Ginger Ice Cream. We expect to be launching our Reed's Ginger Cookie line during the fall or winter of 2001. We sell our products primarily in upscale gourmet and natural food stores in the United States and Canada. Most of our products are sold in the rapidly growing natural food industry.





[page 6]
The Offering

Common Stock being offered...........3,000,000 shares
Offering Price.......................$6.00 per share
Common stock outstanding:
Prior to this offering...............4,688,775 shares
After this offering if
all shares offered are sold..........7,688,775 shares

Use of proceeds:
We plan to use the proceeds for hiring additional sales representatives, purchasing and placing coolers and vending machines, marketing tools, new products, and working capital.



  [The rest of this page left blank intentionally]































[page7]
Summary Financial Information

                 Years Ended       Six Months Ended
                 December 31,          June 30,
               --------------  ----------------------
                                (Unaudited)(Unaudited)
              2000        1999        2001       2000
Statements of
Income Data:
Sales      $5,990,470 $5,155,625 $3,453,718 $3,096,790
Gross profit1,722,145  1,629,286    959,835    943,226
Selling,G&A 2,172,302  1,439,067  1,157,765    993,443
Income(loss)from
operations   (450,157)   190,219   (197,930)  (50,217)
Income(loss)before
income taxes (483,813)     8,308   (256,068)  (79,134)
Provision for income taxes
(benefit)     (40,310)     1,500      4,800   (20,743)
Net income(loss)
             (443,503)     6,808  (260,868)   (58,391)
Earnings
(loss)/share    (0.11)        --     (0.06)     (0.02)
Weighted average shares used to compute earnings per
share       4,010,904  3,562,352  4,680,642  3,769,824

                                     June 30,2001
               December 31, 2000 Actual As Adjusted(1)
               ----------------- --------- -----------
                               (unaudited) (unaudited)
Balance Sheet Data:
Total assets         $3,943,433 $4,361,490 $21,561,490
Current liabilities   1,129,641  1,910,951   1,439,846
Long-term liabilities 1,140,329    996,144     967,249
Stockholders' equity  1,673,463  1,454,395  19,154,395
_______________________
(1) As adjusted to give effect of the sale of all shares offered hereby and the application of the net proceeds as set forth in "Use Of Proceeds."











[page 8]
RISK FACTORS

An investment in our common stock is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision.
Additional risks and uncertainties not presently known to us, or those we currently may deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

If we are not able to retain our President and CEO, it will be more difficult for us to manage our operations and our operating performance would suffer.

Our business is dependent, to a large extent, upon the services of Christopher J Reed, our founder, President, CEO and Chairman of the Board. Mr. Reed is in charge of all of our day-to-day operations. In the event of the loss or unavailability of Mr. Reed to us, there can be no assurance that we would be able to timely locate or employ qualified personnel to replace him. Accordingly, the loss or unavailability of Mr.
Reed to us would have a material adverse effect on our business, operations and prospects. We do not have a written employment agreement with Mr. Reed. As a result, there is no assurance that Mr. Reed will remain in our employ.

If we are unable to compete effectively with our competitors, many of whom have been in existence longer than us, have a more established market presence and have substantially greater resources than us, we will not be able to increase revenues or generate profits.

         [Continued on following page]








[page 9]
The beverage business is highly competitive. We compete primarily with other natural soda companies.
We were the first to launch a brewed soft drink.
Subsequently, a few of the other natural soda companies have launched their own versions of "brewed-style" soft drinks. Several of our competitors and potential competitors have financial resources superior to ours. These greater resources permit our competitors to implement extensive advertising and promotional programs, which we have not, and may not be, able to match. As these competitors enter the field, our market share may fail to increase or may decrease despite our efforts to continue to produce superior products through the use of higher quality ingredients and a brewing process that remains a trade secret.

Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products as well as chain store and private label soft drinks. The principal methods of competition include: brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods and advertising.

If our competitors misappropriate our un-patented proprietary know-how, trade dress and trade secrets, it could have a material adverse effect on our business.

If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how, it could materially and adversely affect our business. We rely primarily on proprietary know-how (trade secrets) in the production of our beverages, as well as on confidentiality agreements with the companies that produce our beverages and with our employees.


         [Continued on following page]







[page10]
We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our proprietary rights, trade dress or trade secrets.

Any decrease in the supply of ginger or other key ingredients or increase in the prices of such ingredients could have a material adverse effect on our business and results of operations.

We depend upon an uninterrupted supply of ginger and certain other ingredients. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests or fungal disease could have a material adverse effect on our business and results of operations. We have a policy of designing products that utilize ingredients that have a history of price stability and availability. As volume increases, we may use market hedge strategies against price increases by purchasing contracts for raw materials in the commodities markets.

An increase in the costs of packaging for our products could decrease profits.

We spend significant amounts on packaging for our products. Increases in the costs of this packaging could decrease profits.

Shareholders may not be able to re-sell their stock or may have to sell at prices substantially lower than the price they paid for it.


         [Continued on following page]







[page11]
Prior to this offering, there was no public market for our common stock. The market price after the offering may vary from the initial offering price. As a result, shareholders may not be able to re-sell their stock or may have to sell at prices substantially lower than the price they paid for it. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the common stock, as well as the price that holders may achieve upon any future sale.

You will experience immediate and substantial dilution.

The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $3.86 per share, or 64%, in the net tangible book value of the common stock from the public offering price if all shares offered hereby are sold. If fewer than all shares offered hereby are sold, or if the outstanding options and warrants to purchase shares of common stock were exercised, there would be further dilution.

Our need for additional financing is uncertain, as is our ability to obtain further financing, if required.

We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 24 months after the date of this prospectus. We may need to raise additional funds to respond to business contingencies, which may include the need to:

*  Fund more rapid expansion,
*  Fund additional marketing expenditures,
*  Enhance our operating infrastructure,
*  Respond to competitive pressures, or
*  Acquire complementary businesses.

         [Continued on following page]
[page 12]
We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited.

Future financings could adversely affect your ownership interest and rights in comparison with those of other shareholders.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders, including, those acquiring shares in this offering.

We may incur material losses as a result of product recall and product liability.

We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against the Company or a widespread product recall could have a material adverse effect on our business, financial condition and results of operations.

We need to manage our growth and maintain procedures and controls.

We are in a period of significant growth in our operations and market opportunities. This expansion is expected to place a significant strain on our management, operational and financial resources. We expect to increase our employee base. Such growth may require improvements in our operational, accounting and information systems, procedures and controls.


         [Continued on following page]




[page 13]
We determined the offering price for the shares being offered arbitrarily.

We arbitrarily determined the offering price for the shares being offered. The price bears no direct relationship to our assets, earnings, book value or other such criteria of value.

Our management has broad discretion in the application of the net proceeds from this offering.

Our management presently intends to utilize a substantial portion of the net proceeds of this offering for the specific purposes set forth in "Use of Proceeds." However, we have broad discretion with respect to redirecting the application and allocation of the net-proceeds of this offering in light of changes in circumstances and the availability of certain business opportunities. As a result, any return on investment to investors will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds of the offering.

Our board of directors has the power to issue additional shares of common stock.

Our board of directors has the power to issue any or all of such additional common shares for general corporate purposes without shareholder approval.
Potential investors should be aware that any such stock issuances might result in a reduction of the book value of the common shares. If we issue any additional common shares, such issuance will reduce the proportionate ownership and voting power of each other shareholder.

We do not intend to declare any cash dividends in the foreseeable future.

For the foreseeable future we expect that any earnings, which may be generated from our operations, will be used to finance our growth and that we will not pay any cash dividends to shareholders.


         [Continued on following page]

[page 14]
We do not maintain key man life insurance on Christopher J. Reed, upon whom we rely.

Despite our dependence on Christopher J Reed, our President, CEO and Chairperson of the Board, we do not maintain key man life insurance on Mr. Reed and do not intend to obtain such insurance in the foreseeable future. Consequently, the loss of Mr. Reed could have a material adverse effect on us.

We do not maintain employment contracts with key employees.

We do not maintain employment contracts with our key employees at this time, including Christopher J. Reed, our President, CEO and Chairperson of the Board. Loss of a key employee could be temporarily damaging to our growth.

The loss of any of our third-party suppliers or service providers could have a material adverse effect on our operations and financial results.

We rely on third parties to produce our beverages, to produce our glass bottles and to bottle our beverages.
The loss of our third-party suppliers or service providers could have a material adverse effect on our operations and financial results.

The loss of our third party distributors could have a material adverse effect on our operations and financial results.

We depend on distributors to distribute our beverages and other products. The loss of our third party beverage distributors could have a material adverse effect on our operations and financial results. Most of our distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice.

Because it is impossible to effect a change in control of Reed's without the consent of Christopher J. Reed, management is entrenched even though shareholders may believe other management may be better and a potential suitor who otherwise might be willing to pay a premium to Reed's may decide not to attempt an acquisition.

         [Continued on following page]
[page 15]
Upon consummation of this offering, Christopher J.
Reed, our President, CEO and Chairperson of the Board, will hold approximately 42% of our outstanding voting stock if all shares offered hereby are sold.
Consequently, Mr. Reed may be able to control the outcome on all matters requiring shareholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.

A substantial number of our shares will be available for sale in the public market after the offering and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely effect our stock price or could impair our ability to obtain capital through an offering of equity securities. After the offering we will have outstanding 7,688,775 shares of common stock if all shares offered hereby are sold. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws.
Assuming that all shares offered hereby are sold, 4,259,700 of the remaining shares of outstanding common stock, representing approximately 55% of the outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act. Some of these "restricted securities" will be subject to restrictions on the timing, manner and volume of sales of such shares, as described under "Shares Available For Future Resale."


         [Continued on following page]










[page 16]
FORWARD LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary,"
"Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will,"
"should," "could," "expects," "plan," "anticipates,"
"believes," "estimates," "predicts," "potential," or
"continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.




  [The rest of this page left blank intentionally]













[page 17]
USE OF PROCEEDS

Our net proceeds from this offering, after possible sales commissions not to exceed 10% of sales and offering expenses estimated to be approximately
$300,000, will be from $0 to $15,900,000 depending
upon the number of shares sold.

The primary purposes of this offering are to obtain additional capital, create a public market for the common stock, and facilitate future access to public markets. In general, we intend to use the net proceeds from this offering for supermarket slotting and targeted advertising, to hire additional sales representatives purchase and place coolers, vending machines and other marketing tools; and to continue launching new products. We intend to use a small portion of the net proceeds to provide for increased office staff and infrastructure.

We presently expect to use the net proceeds from the offering substantially as follows:

Proposed   Estimated Amount if   Estimated Amount if
Use       1,500,000 Shares Sold 3,000,000 Shares Sold
--------- --------------------- ---------------------
Additional
sales reps           $1,000,000            $1,800,000
New product
launches                500,000             1,000,000
Retail slotting       1,750,000             4,500,000
Brand advertising     1,000,000             1,500,000
Cooler/vending
program               2,000,000             5,500,000
Additional
production facility     745,000               745,000
Debt retirement         500,000               500,000
Working capital         305,000               355,000
                     ----------           -----------
Total                $7,800,000           $15,900,000
                     ==========           ===========


         [Continued on following page]





[page 18]
We currently have two on-staff sales representatives working with our mainstream distributors. In light of their performance, we anticipate expanding the number of direct hired sales representatives to work with our mainstream distributors. Each sales representative is expected to cost the company approximately $50,000 per year in salary and expenses.

New product launches cost from $25,000 to $100,000.
We currently intend to launch up to twenty or more new products during the next twelve months. Strategic expansions of the Virgil's line and the China Cola line are planned. At least two more Ginger Brews are in the works. Four Ice Creams, Four Cookies, Ginger
Chews and three more Ginger Candies round out works in progress.

Retail supermarkets require slotting fees to get products placed on the shelf. Based on our successes in supermarkets, we are planning to expand our presence in supermarkets. The cost for a new placement usually ranges from one case of free goods per store per new item placed to $100 per store per new item placed. We are planning to place our items in as many as 35,000 new accounts.

We are planning to use strategic consumer and trade targeted advertising to build brand awareness. The advertising will be employed to support existing and new product placements. The advertising planned includes print ads in magazines and newspapers, public relations, and consumer event sponsorships where
Reed's Inc. products can be sampled.

Marketing plans include placement of some 2,000 Reed's
Branded Refrigerated Coolers and a similar placement of Reed's Branded Vending Machines throughout the
United States and Canada. Coolers and vending machines are very efficient and proven marketing models.


         [Continued on following page]







[page 19]
Our operations become more efficient with each brewing and bottling facility we open. We plan in the next few years to open and outfit at least three regional facilities in the United States and Canada. Each additional facility costs about $745,000 to bring online including location, equipment and personnel.
Each facility creates greater efficiency in production and distribution, direct saving in shipping costs and greater exposure for our brands. Most importantly, ownership of production protects proprietary formulas, recipes, and procedures while maintaining consistent, high quality control.

We will use some of the proceeds to retire debt in the acquisition of Virgil's Root Beer, to repay a $400,000 short-term loan that we are using to fund this offering and construct our first production facility.

In the event that only a limited number of shares are sold, we will reduce or eliminate the proposed uses described above.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expansion of our business.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2001. The "Pro Forma" column in the table presents the capitalization taking into account the following as if they had occurred on June 30, 2001:

* The receipt of the proceeds from the issuance and sale of 3,000,000 shares of common stock at an assumed initial offering price of $6.00 per share, net of estimated underwriters' commissions and approximately
$300,000 of offering expenses. There is no assurance that all shares will in fact be sold.

*The estimated use of proceeds from the sale of these
shares as it relates to the repayment of debt in the
amount of $500,000.
         [Continued on following page]
[page20]
                        Historical     As Adjusted (1)
                        -----------------------------
Current liabilities:
Notes payable to related
parties-current portion  $  175,222         $  175,222
Current portion
of long-term debt           113,974             42,869
Line of credit               46,041             46,041
Notes payable               400,000                --
Accounts payable          1,086,320          1,086,320
Accrued expenses             89,394             89,394
                          ---------          ---------
Total current liabilities 1,910,951          1,439,846
                          ---------          ---------
Long-term liabilities:
Notes payable to
related parties              57,121             57,121
Long-term debt - other      921,023            892,128
Deferred income tax          18,000             18,000
                          ---------          ---------
Total long-term liabilities 996,144            967,249
                          ---------          ---------
Stockholders' equity:
Common stock - par value $.0001 per share:
Authorized - 7,500,000 shares (2)
Issued and outstanding -
4,688,775 shares and
7,688,775 shares, respectively  469               769
Additional
paid-in capital           2,037,145        19,736,845
Retained deficit           (583,219)         (583,219)
                        -----------       ------------
Total
shareholders' equity      1,454,395        19,154,395
                        -----------       ------------
Total capitalization     $4,361,490       $21,561,490
                        ===========       ============
__________________________________
(1) Reflects the payment of certain debt as described under "Use of Proceeds."
(2) In October 2001, the authorized common stock was increased to 50,000,000 shares when the Company was reincorporated in Delaware.

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[page 21]
DILUTION

Our net tangible book value at June 30, 2001 was $555,328, or $0.12 per share. Our net tangible book value per share is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the weighted average number of shares of our common stock outstanding.

The as adjusted net tangible book value per share after this offering will be $2.14 if all shares offered hereby are sold. Therefore, purchasers of shares of common stock in this offering will realize an immediate dilution of at least $3.86 per share or over 64% of their investment. If fewer than all shares offered hereby are sold, the dilution will be greater. The following table illustrates this dilution, assuming all shares offered hereby are sold:

Offering price per share of common stock        $6.00
Net tangible book value
per common share at June 30, 2001               $0.12
Increase per common share
attributable to new investors                   $2.02
Net tangible book value per share
of common stock after the offering              $2.14
Dilution per share
of common stock to new investors                $3.86


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[page 22]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are engaged in the manufacture, marketing, and sale of premium, all natural soft drinks, ice creams, and candies. We use contract packers to manufacture our products according to our specifications, which include our products' recipes, ingredients, graphics and packaging. Our products are sold primarily through distributors to supermarkets and natural and specialty food stores.

Our sales people and food brokers present our products to stores and distributors using our sales and marketing presentation. The key competitive factors in influencing a purchasing decision by the buyer include the product quality, packaging, sales history, profitability, and consumer demand. If a buyer decides to accept our product, other issues such as the cost of acquiring shelf space (slotting fees) and our specific commitments to marketing programs are negotiated.

Introductory slotting fees and marketing programs vary from customer to customer. Emphasizing the selling features of its products our brokers attempt to negotiate the lowest slotting cost. Slotting fees can take the form of cash payments and/or free product allowances. Utilizing our brokers' knowledge regarding specific accounts, we tailor our introductory marketing program to each new account.

Our cost of sales consists of the cost of finished product shipped from a contract packer. We purchase the raw materials and ship them to the contract packer according to the specifications provided by us, which include the recipes, ingredients, graphics and packaging for the product. Then, the contract packer packages the raw materials into the appropriate boxes and cases according to orders specified by us. The products are shipped directly from the contract packer via common carrier to one of our public warehouses or the Company owned warehouse in Los Angeles, California.

         [Continued on following page]

[page 23]
The Company stores its products at public warehouses both regionally and internationally in the following areas: London, Amsterdam, Pennsylvania,
Florida, Denver, Chicago, San Francisco, and Seattle.
These regional warehouses service our customers in the region.

Selling expenses include the costs of product marketing, sales commissions, cost of product distribution and account management. Reed's has contracts directly with the brokers. Brokers work on a commission basis, generally 5% of net cash received.
We negotiate, through the broker, the cost of acquiring shelf space (introductory slotting fees) as well as the continuing support needed for the product as indicated. Introductory slotting fees can take the form of cash payments and/or free product allowances.
In addition, the Company maintains a direct hired sales staff for a few of its mainstream beverage distributors.

Our sales strategy is to continue to expand our mainstream beverage distribution and direct hire rep network while continuing to develop new and innovative products that sell both to our existing customer base and our new mainstream distribution.

Trends

In recent years the premium beverage business has experienced the following trends:

*Acquisition/consolidation of distributors,
*Development of proprietary packaging,
*Increased pressure by competitors to achieve account exclusivity,
*Increased use of more costly plastic packaging, *Growing consumer demand for all-natural, health-oriented products,
*Proliferation of new products including premium beverages, bottled water and beverages enhanced with herbal additives, for example, ginseng and Echinacea, *Increased placement of refrigerated coolers by distributors in customer locations, and
*Increased use of more costly multi-packs and variety packs in some trade channels.

         [Continued on following page]

[page 24]
TWELVE MONTHS ENDED DECEMBER 31, 1999 COMPARED
TO TWELVE MONTHS ENDED DECEMBER 31, 2000

Net Sales. Net sales increased by $834,845 or 16.2% from $5,155,625 in 1999 to $5,990,470 in 2000. The net sales increase was primarily a result of sales growth of existing products in existing accounts (4.7%), new products (2.6%), and the acquisition of Virgil's Root
Beer (8.9%).

Gross Profit. As a percentage of net sales, gross profit decreased from 31.6% in 1999 to 28.8% in 2000.
This decrease was primarily the result of increased trade discounts and packaging and delivery costs.

Selling Expenses. Selling expenses increased by $491,905 or 65.84% from $747,080 in 1999 to $1,238,985 in 2000 and increased as a percentage of net sales from 14.5% in 1999 to 20.7% in 2000. The increase in selling expenses was due increased use of brokers, additional direct hire sales reps, increased trade show expenses and promotion expenses. These costs were incurred in an effort to expand our sales both beyond our traditional markets and geographically.

General And Administrative Expenses: General and administrative expenses increased by $241,330 or 34.9% from $691,987 in 1999 to $933,317 in 2000 and increased as a percentage of net sales from 13.4% in 1999 to 15.6% in 2000. The increase in general and administrative expenses is primarily a result of an increase in amortization, payroll, travel and telephone. These expenses increased due to our efforts to expand sales and market acceptance.

Interest and Other Expenses: In fiscal 2000, interest expense was $62,299 and interest income was $13,051, resulting in a net interest expense of $49,248. In the previous fiscal year, interest expense was $44,840 and interest income was $104, for a net interest expense of $44,736. The Company had higher interest income due to the equity investments of the SCORE offering. Interest expenses were higher due to the purchase of Virgil's Root Beer. In 1999, we had other non-operating expenses of $142,175 less non-operating income of $5,000. In 2000, we had non-operating income of $15,592.

         [Continued on following page]
[page 25]
Liquidity And Capital Resources: We have financed our operations to date through a public offering of common stock, private sales of equity and convertible debt securities, a line of credit from a financial institution and cash generated from operations. At
December 31, 2000, we had working capital of $763,786, an increase of $457,720 over our working capital balance of $306,516 at December 31, 1999. The net increase in working capital was primarily attributable to our use of the proceeds from the common stock sales to invest in inventory and pay down certain current liabilities.

Net cash used by operating activities for the year ended December 31, 2000 was $709,824, primarily a result of the net loss and an increase in inventories.

Net cash used in investing activities of $423,730 primarily related to the purchase of property and equipment.

Net cash provided by financing activities of $1,116,003 resulted primarily from the sale of the Company's common stock.

SIX MONTHS ENDED June 30, 2000 COMPARED
TO SIX MONTHS ENDED JUNE 30, 2001

Net Sales. Net sales increased by $356,928 or 11.5% from $3,096,790 in first six months of 2000 to $3,453,718 in first six months of 2001. The net sales increase was primarily a result of sales growth of existing products in existing accounts, expansion of existing products into new markets and the introduction of new products.

Gross Profit. As a percentage of net sales, gross profit decreased from 30.5% in first six months of 2000 to 27.8% in first six months of 2001. This decrease was primarily the result of increased trade discounts and packaging and delivery costs.


         [Continued on following page]





[page 26]
Selling Expenses. Selling expenses increased by $167,153 or 28.9% from $577,776 in first six months of 2000 to $744,929 in first six months of 2001 and increased as a percentage of net sales from 18.7% in first six months of 2000 to 21.6% in first six months of 2001. The increase in selling expenses was due increased use of brokers, additional direct hire sales reps, increased trade show expenses and promotion expenses. These costs were incurred in an effort to expand our sales both beyond our traditional markets and geographically.

General And Administrative Expenses: General and administrative expenses decreased by $2,831 or 0.7%
from $415,667 in first six months of 2000 to $412
836 in first six months of 2001 and decreased as a percentage of net sales from 13.4% in first six months of 2000 to 12.0% in first six months of 2001. While the overall decrease in general and administrative expenses is negligible, certain expenses changed.
Rent and payroll decreased while insurance and consulting expenses increased. The decrease in rent and the increase in insurances are a result of the purchase of the facilities in Los Angeles.

Interest And Other Expenses: In first six months of
2001, interest expense was $59,417 and interest income was $1,279, resulting in a net interest expense of $58,138. In first six months of 2000, interest expense was $32,230 and interest income was $3,313, for a net interest expense of $28,917. The Company had higher interest expenses due to borrowing funds for the building of the brewery and financing the public offering expenses.

Liquidity And Capital Resources: We have financed our operations to date through a public offering of common stock, private sales of equity and convertible debt securities, a line of credit from a financial institution and cash generated from operations. At
June 30, 2001, we had working capital of $392,454, a decrease of $464,463 over our working capital balance of $856,917 at June 30, 2000. The net decrease in working capital was attributable to the increase in current portion of long-term debt.

         [Continued on following page]


[page 27]
Net cash provided by operating activities for the six months ended June 30, 2001 was $15,559 consisting primarily of the Company incurring expenses that were not currently due offset by an increase in accounts receivable representing sales made that had not yet been collected.

Net cash used in investing activities of $69,507 primarily related to the purchase of property and equipment and an advance to an officer.

Net cash provided by financing activities of $376,281 resulted primarily from short-term borrowings.

Tianfu China Cola

On December 21, 2000, we acquired certain assets of Tianfu China Cola. China Cola produced and marketed a line of natural colas that use Chinese herbs instead of caffeine for a natural lift. The assets acquired consisted of the China Cola brand, including the registered trademark, "China Cola," intellectual property relating to the brand and other intangible assets that were used in China Colas' business.

The purchase price was comprised of common stock in the amount of 130,000 shares and royalty payments of $0.75/case sold over the next 2 years starting with July 1, 2000. The fair value of assets acquired, including goodwill, was $ 260,000, and no liabilities assumed. The Company is amortizing Goodwill of $250,000 over 20 years on the straight-line basis.

Virgil's Root Beer ("Virgil's")

On June 17, 1999, we acquired all the assets of Crowley Beverage Corporation. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The fair value of assets acquired, including goodwill, was $873,768 and the liabilities assumed totaled $2,815.
Goodwill of $659,982 was being amortized over 20 years on the straight-line basis.

         [Continued on following page]


[page 28]
Capital Needs

Our primary capital needs are for developing new products to sell to our existing consumer base and expansion into national beverage distribution. We anticipate that the funds available from the SBA loan and the short term loan from private sources will be sufficient to meet our liquidity needs for the next twelve months. However, we might still need additional capital in the future to fully implement our business strategy as set forth herein. If such capital is unavailable either because of general market conditions or the results of our operations, we will have to scale back either our investments in new products, or our national beverage expansion, or both.

BUSINESS

Background

We are a rapidly growing specialty developer, marketer and seller of gourmet natural non-alcoholic beverages, as well as candy, ice cream and cookies. We currently offer 15 beverages, including six varieties of Reed's
Ginger Brews, Virgil's Root Beer, two varieties of
China Cola, and six varieties of Malibu Teaz. However, we consider our core business to be ginger products rather than strictly beverages. Our more recent products include Reed's Crystallized Ginger Candy,
Reed's Crystallized Ginger Baking Bits, Reed's Ginger
Candy Chews, Reed's Original Ginger Ice Cream, Reed's
Chocolate Ginger Ice Cream, and Reed's Green Tea
Ginger Ice Cream. We expect to be launching our Reed's Ginger Cookie line during the fall or winter of 2001.

We sell our products primarily in upscale gourmet and natural food stores in the United States and Canada.
Most of our beverages are sold in the rapidly growing natural food industry.


         [Continued on following page]






[page 29]
Our business strategy is to increase sales by expanding distribution of our internally developed brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. Key elements of our business strategy include:

*Creating strong distributor relationships,

*Stimulating strong consumer
 demand for our existing brands and products, and

*Developing unique alternative beverage brands and other products.

At this time, we use contract packers to prepare, bottle and package our internally developed products, continually reviewing our contract packing needs in light of regulatory compliance and logistical requirements. Currently, our primary contract packer is located in Pennsylvania. Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. We have begun outfitting our own brewery and bottling plant.

Historical Development

We began operations in June of 1987 as a sole proprietorship founded by Christopher J. Reed. The first two years were dedicated to developing and organizing production of our first product, the award-winning Reed's Original Ginger Brew.

In June 1989, production started with a test batch of 50 cases. A local sales effort in the Los Angeles area was immediately successful. The initial test market included ten health and specialty food stores and several restaurants. Through these outlets the product met and passed the critical test for commercial success, as consumers enthusiastically came back for repeat purchases.

         [Continued on following page]



[page 30]
Reed's presented a new category of beverages; a premium gourmet soda manufactured by ancient methods without additives or preservatives. Our image was a new one as well. We were the first to place soda in a longneck beer bottle. The brewing method has not, to date, been successfully reproduced by others. The packaging concept continues to be imitated by others seeking to duplicate Reed's success. None have come close.

In 1991, we moved our production to a large regional contract brewing and bottling facility and we began exhibiting at the national natural and specialty food shows. This resulted in more distributors climbing on board to sell the Company's products. These included east coast and Midwestern American natural food distributors, several specialty food distributors and the Company's first mainstream supermarket distributor. Sales reached $0.51 million. In the following years, continued to expand our distribution and added additional brands of ginger beverages.

In 1997, we began selling Reed's Crystallized Ginger
Candy. The candy, manufactured in Fiji under a proprietary, natural, non-sulfured process, represented our first venture outside the beverage industry.

In 1998, we launched the nation's first organic agave sweetener, Sweet Cactus Farms Organic Agave Nectar under license from Malibu Teaz. During this year, we also hired our first outside sales representative.

In 1999, we purchased the Virgil's Root Beer brand from Crowley Beverage Company in an asset purchase agreement. Virgil's Root Beer generally is recognized throughout the natural foods and specialty foods industries as the crown jewel of root beers. The brand has won numerous awards in the United States, Canada and Europe for excellence, quality and taste. Because the Virgil's brand is partially produced under our auspices in Europe, this purchase also secures duty free entree to the European Union for our entire line of products.

         [Continued on following page]



[page 31]
The year 2000 was a watershed year for us as revenues reached about $6 million and we offered our common stock to the public for the first time. In a limited public offering under SCORE regulations; we offered and sold nearly half a million common shares at $2.00 raising just under $1 million for expansion of our product lines and acquisition of production facilities both of which have been accomplished according to plan.

In April of 2000, we undertook the first test marketing of Reed's Original Ginger Ice Cream. Initial reactions within the industry and at the Las Vegas
Natural Foods Show were phenomenal. By the end of the year two more varieties, Reed's Chocolate Ginger Ice
Cream and Reed's Green Tea Ginger Ice Cream were in development and on their way to launch.

In June 2000, we launched Reed's Cherry Ginger Brew.
At the same time, we introduced a beautiful designer gift tin of the Reed's Crystallized Ginger Candy.

In December 2000, we acquired our licensee, China
Cola, in a share exchange agreement. Also in December, we purchased an 18,000 square foot warehouse property in a Los Angeles County enterprise zone. This means the county participates in wages, training and benefits for all new employees. The enterprise zone also qualifies us for low interest loans and a variety of beneficial tax breaks. This property now houses our executive offices and serves as our Southern
California warehouse facility. We have begun plans to construct our own brewery and bottling plant on the property.

In the spring of 2001, we began the national launch of Reed's Chocolate Ginger Ice Cream and Reed's Green Tea
Ginger Ice Cream to join Reed's Original Ginger Ice
Cream in the retail freezer. Less than a month after launch, we received orders for more than 4,700 cases of our ice cream.

         [Continued on following page]






[page 32]
In June 2001, we expanded our candy line with two new products: Reed's Crystallized Ginger Baking Bits and
Reed's Ginger Candy Chews. The package for Reed's
Ginger Candy Chews resembles an old style, 1930's cigarette pack and has found immediate cachet and enthusiastic acceptance with distributors and retailers alike.

We were incorporated in 1991 in Florida as Original
Beverage Corporation. In October 2001, we changed our state of incorporation to Delaware and changed our name to Reed's, Inc.

Industry Overview

Our beverages are classified as "new age" or "alternative" beverages, a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks, and water. From 1992 to 1999, the alternative beverage market has experienced significant growth, with volumes more than doubling to
1.4 billion cases. The alternative beverage category is the fastest growing segment of the beverage marketplace, with sales estimated to have reached approximately $9.7 billion at wholesale in 2000 with a growth rate of approximately 11% over the prior year.
(Source: Beverage Marketing Corporation)  The
Alternative Beverage category is a small portion of the non-alcoholic beverage market, which has sales in excess of $80 billion.

The candy industry in the United States exceeds $23
billion in sales annually, of which approximately 40% is non-chocolate candy. In pounds, Americans consume over 25 pounds of candy per person per year. (Source:
National Confectioners Association)

The ice cream industry in the United States generates more than $20 billion in annual sales. (Source:
International Dairy Foods Association and the United
States Dairy Association) The packaged ice cream industry includes economy, regular, premium, and super premium products.

         [Continued on following page]




[page 33]
Super-premium ice cream such as Reed's Ginger Ice
Creams is generally characterized by a greater richness and density than other kinds of ice cream.
This higher quality ice cream generally costs more than other kinds and is usually marketed by emphasizing quality, flavor selection, texture and brand image. Based on supermarket sales, super premium sales in were $600 million, or approximately
3% of all ice cream sales.  (Source: AC Nielsen Scan
Trak) The highest supermarket sales increases in 1999 were seen by the premium and super premium higher fat varieties. Gallon sales of super premium ice cream grew 14% in 1999 versus 1998. (Source: International
Dairy Foods Association)

In 2000, Americans spent over $4.56 billion on cookies in all retail outlets combined, according to AC
Nielsen.

Ginger
Ginger products, rather than beverages are in fact our core business. We have found friends and advocates among alternative, holistic, naturopathic and homeopathic medical practitioners, dieticians and medical doctors. This is not surprising, as our beverages contain a high enough volume of ginger as to be functional from the standpoint of one's physical well-being. A number of practitioners have contacted us of their own accord, telling us of their habit of recommending Reed's Extra Ginger Brew for their patients as a known dosage level of ginger. The endorphin trigger and mood elevating aspects of ginger also make our products a beneficial habit.

To put the concept of nutriceutical function in perspective, one gram of fresh ginger would be considered by many practitioners to be a large enough quantity to be considered functional and beneficial.
Reed's Ginger Brews contain between 8 and 26 grams of fresh ginger in every 12-ounce bottle. Very simply said, Reed's drinkers are mega-dosing a recognized, beneficial spice.



         [Continued on following page]



[page 34]
In his book, 'COMMON SPICE OR WONDER DRUG?' Research
Herbalist Paul Schulick cites over 200 recognized health and medicinal effects of ginger intake. His book begins by stating; "Your spice cabinet contains an herb possessing so many therapeutic applications that no modern drug can rival it."

Among the applications cited in Mr. Schulick's book and in other articles on ginger are:

*Recommended use for prevention
 and relief of motion sickness,
*A preferred alternative to aspirin
 in heart attack prevention,
*A safe and effective alternative
 to pharmaceutical anti-ulcer drugs,
*Anti-inflammatory treatment for arthritis,
*Treatment for a variety of digestive disorders,
 including both constipation and diarrhea,
*Natural therapy for menstrual discomfort,
 nausea, cold, parasites and more, and
*Daily tonic to increase general well being.

By positioning our company as a ginger company with complimentary lines, it is our belief that we present a very strong picture of growth potential.

Our Products

We manufacture and sell a variety of 15 beverages and other products. All of our products are made using premium all natural ingredients. Most of our beverage sales are in the rapidly growing natural foods industry. As of the date of this prospectus, approximately 70% of our sales are through this natural food channel of distribution.


         [Continued on following page]










[page35]
According to Spence Information Services (SPINS), which is the only sales information service catering to the natural food trade, Reed's Brews and Virgil's
Root Beer hold the #1, 2, 3, 5, 7 and 9 positions among all beverages in the natural foods industry.

Our products include:

Reed's Ginger Brews

Ginger ale is the oldest known soft drink. Before modern soft drink technology existed, non-alcoholic beverages were brewed at home directly from herbs, roots, spices and fruits. These handcrafted brews were then aged like wine and highly prized for their taste and their tonic, health-giving properties. Reed's
Brews are a revival of this lost home brewing art and are made the original way using the finest fresh herbs, roots, spices and fruits. Each batch is carefully brewed and aged with great pride by our expert brew masters under the supervision of our founder, Christopher J. Reed.

We believe that Reed's Ginger Brews are the only naturally brewed soft drink line in the United States.
Reed's Brews derive their distinctive tastes from the brewing of fresh herbs, roots and spices from around the world. No refined sugars are used for sweetening.
The products differ from commercial soft drinks in three particular characteristics: sweetening, carbonation and coloring. Reed's Ginger Brews present
20% less sweetness for greater adult appeal.
Carbonation, rather than being injected, is produced naturally through slower, beer-oriented techniques, which produce smaller, longer lasting bubbles that do not dissipate as rapidly upon opening the bottle. No coloring is added; the color comes naturally from the herbs, fruits, spices, roots and juices. In addition, since Reed's Brews are pasteurized and fire brewed, they do not require or contain any preservatives.


         [Continued on following page]






[page 36]
In contrast, modern commercial soft drinks are produced using natural and artificial flavor concentrates prepared by flavor laboratories, tap water and refined sweeteners. Typically manufacturers make a centrally processed concentrate that will lend itself to a wide variety of situations, waters and filling systems. The end product is generally cold-filled and thus requires preservatives for stability.
Finally, colors tend to be synthetically altered.

We currently manufacture and sell six varieties of Reed's Ginger Brews:

* Reed's Original Ginger Brew was our first creation, and is a Jamaican recipe for homemade ginger ale using
17 grams of fresh ginger root, lemon, lime, honey, fructose, pineapple, herbs and spices. Reed's Original
Ginger Brew is 20% fruit juice.

* Reed's Extra Ginger Brew is the same approximate recipe, with 26 grams of fresh ginger root for a stronger bite. Reed's Extra Ginger Brew is 20% fruit juice.

* Reed's Premium Ginger Brew is the no-fructose version of Reed's Original Ginger Brew, and is sweetened only with honey and pineapple juice. Reed's
Premium Ginger Brew is 20% fruit juice.

* Reeds Raspberry Ginger Brew is brewed from 17 grams of fresh ginger root, raspberry juice, and lime. It is 20% raspberry juice and is sweetened with fruit juice and fructose.

* Reed's Spiced Apple Brew uses 8 grams of fresh ginger root, the finest tart German apple juice, and such apple pie spices as cinnamon, cloves, and allspice. Spiced Apple Brew is 50% apple juice and sweetened with fruit juice and fructose.

* Reed's Cherry Ginger Brew is the newest addition to our Ginger Brew family, and is naturally brewed from:
filtered water, fructose, fresh ginger root, cherry juice from concentrate, and spices. Reed's Cherry
Ginger Brew is 23% cherry juice.

         [Continued on following page]


[page 37]
All six Reed's Ginger Brews are offered in 12-ounce bottles are sold in stores as singles, in four-packs and in 24-bottle cases. Reed's Original Ginger Brew is sold in select Costco stores in a special 12-pack.

Virgil's Root Beer

Virgil's Root Beer has a steady, growing cadre of fans and long-time aficionados who gladly pay as much as $5.00 for a single ceramic topped, pint bottle. Over the years Virgil's has won numerous awards and is considered by many within the industry to be the best root beer made anywhere. Originally brewed in the north of England, Virgil's is a delicious micro-brewed root beer. With the exception of Bavarian Pints and Kegs, we now make Virgil's in the United States from imported ingredients. Virgil's Root Beer has been voted "Outstanding Beverage" at the International
Fancy Food and Confection Show three times and named by the Canadian Fancy Food Industry as 'Best Imported
Food Product'. Virgil's Root Beer has also been named
"Best Beverage" by Bon Appetit magazine.

Virgil's is a gourmet root beer.
We use these all-natural ingredients:

* Filtered water,
* Unbleached cane sugar,
* Anise from Spain,
* Licorice from France,
* Bourbon vanilla from Madagascar,
* Cinnamon from Ceylon,
* Clove from Indonesia,
* Wintergreen from China,
* Sweet birch and molasses
  from the southern United States,
* Nutmeg from Indonesia,
* Pimento berry oil from Jamaica,
* Balsam oil from Peru, and
* Cassia oil from China



         [Continued on following page]





[page 38]
These ingredients are collected worldwide and gathered together at the brewing and bottling facilities we use in the United States and Germany. At the breweries, the ingredients are then combined and brewed under strict specifications, and finally heat pasteurized to insure quality.

Virgil's Root Beer is sold in 12-ounce bottles as singles, in four-packs, in 24-bottle cases, in a special ceramic-swing-capped Grolsch-style pint bottle as a single and 12 bottle cases of the 'pints' as well as in 5 liter self-tapping party kegs.

China Cola

An authentic herb master in China developed the herb formula in both Original China Cola and Cherry China
Cola. The formula was taken to an American beverage master who had worked on the original colas in the early 1900's. The result is believed to be the best tasting and most natural cola in the world. Now sweetened with raw cane, it has been restored to its original delicious blend of imported Chinese herbs, essential oils and natural spices.

Award-winning China Cola contains no caffeine and it is reported by its devotees to lift their spirits and raise their energies. It comes in two varieties:
Original Tianfu China Cola and Cherry China Cola.

The two China Colas are:

* Original China Cola is made from filtered water, raw cane sugar, Szechwan peony root, cassia bark, Malaysian vanilla, oils of lemon, oil of lime, oil of orange, nutmeg, clove, licorice, cardamom, caramel color, citric acid and phosphoric acid.

* Cherry China Cola is made from filtered water, raw cane sugar, Szechwan peony root, cassia bark, Malaysian vanilla, oils of lemon, oil of lime, oil of orange, nutmeg, clove, licorice, cardamom, natural cherry flavor, caramel color, citric acid and phosphoric acid.

China Cola and Cherry China Cola are sold as singles, in four-packs and in 24-bottle cases.

         [Continued on following page]
[page 39]
Malibu Teaz

We believe that Malibu Teaz is the only truly organic line of RTD (ready to drink) teas currently on the market. They are sweetened exclusively with organic agave nectar, a whole, unrefined sweetener with recognized health benefits. Agave nectar is a highly efficient sweetener, so very little is found in each serving of the Teaz. Malibu Teaz are brewed from 100% certified organic, non-irradiated herbs with organic juice concentrates and pure mountain spring water in a natural slow-brewing process.

In comparison to regular commercial RTD teas, Malibu Teaz is:

* Brewed with hot Mountain Spring Water instead of filtered, cold tap water,
* Made from organic wild crafted herbs instead of tea concentrates or herbal extracts,
* Made with real organic fruit juices from concentrate instead of fruit flavors,
* Made with no added colorings instead of chemical dyes and colors, and
* Sweetened with a whisper of organic agave nectar instead of corn syrup or aspartame.

All this makes Malibu Teaz a delicious, healthful alternative to commonplace, commercial ready-to-drink teas.

The six Malibu Teaz are:

* Heavenly Hibiscus-Berry, which is made from mountain spring water, non-irradiated organic herbs (hibiscus, lemongrass, rosehips, alfalfa), organic raspberry juice from concentrate and organic agave nectar.

* Luscious Lemon-Rose, which is made from mountain spring water, non-irradiated organic herbs (rosehips, lemongrass, alfalfa, chamomile), organic agave nectar and citric acid.


         [Continued on following page]




[page 40]
* Miraculous Mints, which is made from mountain spring water, non-irradiated organic herbs (peppermint, spearmint, chamomile, alfalfa), organic agave nectar and citric acid.

* Precious Passion Fruit, which is made from mountain spring water, non-irradiated organic herbs (rosehips, hibiscus, chamomile,lemongrass, alfalfa), organic passion fruit juice from concentrate and organic agave nectar.

* Comforting Chamomile, which is made from mountain spring water, non-irradiated organic herbs (chamomile, hibiscus, rosehips), organic agave nectar and citric acid.

* Mellow Mocha Spice, which is made from mountain spring water, non-irradiated organic herbs and spices
(roasted barley, carob, cinnamon), organic agave nectar, organic vanilla and citric acid.

The six varieties of Malibu Teaz are sold as singles in pint bottles and in 24-bottle cases.

*Reed's Ginger Candies

Reed's Crystallized Ginger was the first to be sweetened with raw cane instead of white sugar. Tender
Reed's Crystallized Ginger is custom-made for Reed's
Inc. in the South Pacific Islands of Fiji.

The process is an ancient one that hasn't changed much through time excepting a slight variation. After harvesting baby ginger (the most tender kind), the root is diced and soaked in a strong salt brine to soften the fibrous core of the ginger. After a very thorough fresh water rinsing cycle, the soft, diced, baby ginger root is then steeped in large vats filled with simmering raw cane syrup. Steeping for several days, the ginger is then removed and allowed to crystallize into soft, delicious nuggets in the Fijian sun. Islanders have long enjoyed these treats for health and pleasure, as do Reed's customers. Reed's
Ginger Baking Bits are smaller pieces of Reed's
Crystallized Ginger Candy.


         [Continued on following page]

[page 41]
*Reed's Crystallized Ginger Candy and Reed's
Crystallized Ginger Baking Bits are made for us in Fiji from: Diced baby ginger & raw cane sugar.

Reed's Crystallized Ginger Candy is sold in 4 oz.
bags, 8 oz. enameled, rolled steel gift tins, 16 oz.
resealable mylar bags, 16 oz. resealable plastic tubs and in bulk-bins. Reed's Crystallized Ginger Baking
Bits are sold in the bulk-bins.

*Reed's Ginger Candy Chews
For a hundred years or more residents of Southeast
Asia from Indonesia to Thailand have enjoyed soft, gummy ginger candy chews. Individually wrapped, ten to a 'Lucky Strike' style soft-pack, Reed's has taken them a step further, adding more ginger, using no gelatin (vegan-friendly), and making them slightly easier to unwrap than their Asian counterparts.

*Reed's Ginger Candy Chews are made for us in Indonesia from: Sugar, maltose (malt sugar), ginger, and tapioca starch.

Reed's Ginger Candy Chews are sold individually wrapped in Soft-packs of ten candies and as individually wrapped loose pieces in bulk.

Reed's Ginger Ice Creams
Reed's Ginger Ice Creams are made 100% naturally using the finest rGBH free cream and milk. (The dairy has filed for organic status.) The milk and cream are combined with the finest natural ginger extract from Fiji, Reed's Crystallized Ginger Candy and natural raw cane sugar to make a delicious ginger ice cream with a super premium, ultra-creamy texture and Reed's signature spicy-sweet bite.


         [Continued on following page]










[page 42]
The three Reed's Ginger Ice Creams are:

*Reeds Original Ginger Ice Cream
Ingredients: milk; cream, raw cane sugar, Reed's
Crystallized Ginger Candy (finest ginger root, raw cane sugar), ginger puree, and guar gum (a natural vegetable gum)

*Reed's Chocolate Ginger Ice Cream
Ingredients: milk; cream, raw cane sugar, finest
Belgian Cocoa (used to make Belgian Chocolate), Reed's
Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), chocolate shavings (sugar, unsweetened chocolate, Belgian Cocoa, soy lecithin and real vanilla), natural ginger extract, and guar gum (a natural vegetable gum) combine creating the ultimate chocolate ginger ice cream.

* Reed's Green Tea Ginger Ice Cream
Ingredients: Milk, cream, the finest Green Tea, raw cane sugar, Reed's Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), and guar gum (a natural vegetable gum) combine to make the ultimate green tea ginger ice cream.

Reed's Ginger Ice Creams are sold in pint-containers and cases of eight pints. We plan to supply Reed's
Ginger Ice Creams in foodservice volume-packaging as well.

Our Primary Markets

We sell the majority of our products in upscale gourmet and natural food stores in the United States and Canada. The products are currently sold on an increasing basis in restaurants, delicatessens, neighborhood grocery markets, and supermarkets. A limited market has been developed for our products in Europe and Asia. Most of our beverage sales are in the rapidly growing natural food industry. We expect this to change as our mass-market promotions mature.



         [Continued on following page]




[page 43]
Sales, Marketing and Distribution

We utilize a number of strategies in bringing our products to market. These can be broken down into marketing to distributors (our direct customers), marketing to retail stores (our distributors' customers) and marketing to consumers (the retail store's customers). We also offer our products and promotional merchandise direct to consumers via the Internet on our website, www.reedsgingerbrew.com. We also plan to introduce vending machines and proprietary coolers in the near future.

Marketing to Distributors

We market to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising, and trade show exhibition. These distributors include natural food, gourmet food and mainstream distributors. Direct contact with the distributors is by in-house sales representatives, food brokers and outside representatives. In early 2001, we shifted our primary focus toward mainstream distribution. Such mainstream distributors include Big Geyser for New
York City, Southern Wine and Spirits for Arizona, and
Beverage Express for Colorado.

Marketing to Retail Stores

We market to stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces, and direct contact with the store. We have representatives and brokers who visit stores to sell more directly in many regions. Sales to retail stores are coordinated through our distribution network and our regional warehouses. Parts of the proceeds of this offering are earmarked for expansion of direct personal sales contact.

We intend to create our direct distribution organization on a market-by-market basis. In this way, we anticipate a smooth transition over a couple of years. This approach will allow the growing team of in-house marketers to 'get the bugs out' before moving on to each successive market. The first effort of this sort is expected to begin in late 2001 in our home market of western Los Angeles.
         [Continued on following page]
[page 44]
Marketing to Consumers

We utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such as "Vegetarian Times" and "New
Age" magazine, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website www.reedsgingerbrew.com are all among current consumer-direct marketing devices.

Vending Machines

In the mass-marketplace to date, we believe that no independent manufacturer of soft drinks other than Coca-Cola and PepsiCo has placed fully branded, backlit vending machines nationwide. We are the first natural soft drink manufacturer to create its own vending machine. We believe that the Reed's Vending
Machine is also the first vending machine to vend glass bottles in over twenty years. We intend to expand direct consumer distribution through placement of these vending machines in publicly accessible locations across the USA and Canada.

Vending machines present several advantages. As an outdoor source of product, a vending machine acts as a twenty-four hour a day, seven days a week point of sale and consumer self-demonstration device. Using modern cellular technology, we will be able to track performance of each machine and the individual products within the machine. This means if Extra
Ginger Brew, for example, were outselling other varieties to a great extent, we would see this in real time and be able to respond in plenty of time to avert a sold out message on the machine. Such data would also be invaluable as a tracking demographic, allowing us to place more of what sells best in a particular neighborhood in a responsive fashion or, in the case of a low performance location, to relocate the machine.

         [Continued on following page]






[page 45]
Proprietary Coolers

In-store placements of branded refrigerated coolers by Snapple, SoBe and Jones Soda, among others, have shown a significant return on investment. SoBe created its pervasive presence in the mass-marketplace almost entirely on a backbone of cooler placements. Jones saw a doubling of business in just 18 months based upon this concept. We are currently testing our own Reed's branded coolers in a number of locations and hope to see comparable results.

Manufacture of Our Products

We presently produce the Reed's beverage line at a contract brewery in Pennsylvania. China Cola and Virgil's are produced at our Pennsylvania contract plant as well. Virgil's has a contract production facility in Germany for some of its products. Malibu
Teaz is brewed in Northern California at a contract packaging facility. The majority of this production will be supplanted by our own Los Angeles brewery, which the Company is currently outfitting. We believe our brewery facility will create efficiencies of supply and production, which will create a net effect of raising the gross margin of profit for the entire enterprise.

Reed's Crystallized Ginger is custom made for us in the South Pacific Islands of Fiji.

Reed's Ginger Candy Chews are prepared to our specifications in Indonesia.

Reed's Ginger Ice Creams are made according our recipe by a contract dairy in the United States.


         [Continued on following page]










[page 46]

Raw Materials

The ingredients used in our products generally are obtained from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers. This provides a level of insurance against a major supply constriction or calamity.

We import our ginger candies in bulk from the South
Pacific and have it repackaged in the United States.

Product Development & Expansion Plans

Our plans for future product development and expansion include the following:

Mainstream Distributor Cooperation

One of our first priorities in current brand placement expansion is to give attention to and expand marketing efforts with our current mainstream accounts and distributors.

New Ginger Products

We will continue to expand the Reed's Ginger Brew, Reed's Ginger Ice Cream, Reed's Ginger Candy, and
Reed's Ginger Cookie lines with great vigor. Other
Reed's Ginger Product concepts and lines are under consideration.

         [Continued on following page]













[page 47]
Supermarket Slotting

We are currently slotted in 110 Safeway stores in Oregon and all 130 Raley's stores in Northern
California. Typically, supermarket chains and prominent local supermarkets impose slotting fees as a one-time payment before the products are permitted in the store or chain. We are pursuing broad-based slotting in supermarket chains throughout the United
States and Canada.

Reed's Inc. targets a niche in the soft drink industry known as 'New Age Beverages'. This niche is sold both through the fast-growing natural food industry where our lines have achieved a dominant position in their category and through the much larger mainstream supermarket industry.

New Age Beverages are generally characterized as being made more naturally, utilizing upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations. The New Age Beverage Segment has grown from $620 million in annual sales for 1989 to over $8 billion in annual revenues for 2000
(Source: Beverage Marketing Corporation)

Reed's mass-market effort has provided results that support our assumptions. Safeway and Raley's data show
Reed's Ginger Brews, with minimal ads and promotions, performing in the 'middle of the pack' in the New Age
Beverage Set.

The New Age Beverage Set includes SoBe (1999 revenues-
$166.4 million), Snapple (1999 revenues-$854 million), Arizona (1999 revenues-estimated over $200 million) and Hansen's (2000 Revenues-$79 million) among others.
(Sources: BevNet, Beverage World, and SEC Filings)
These brands have the advantage of being seen everywhere in the national market and being commonly well known for years through well funded ad campaigns.
In spite of having a higher price, no mass advertising and a relatively small presence in mass market, Reed's
Ginger Brews hold up well among these significantly larger brands. The Company intends to build on this success by placing Reed's, Virgil's and the rest of its lines in the New Age Set in as many of the nation's 35,000 supermarkets as possible.
         [Continued on following page]

[page 48]
In Western Canada, Reed's Brews show positive results in the five largest supermarket chains of that region:
Overwaitea/Save-On Foods, Safeway Canada, Thrifty
Foods, IGA Canada and Fairway Markets. Other
Supermarket placements of Reed's are performing as well; In the Pacific Northwest a few are: Larry's
Markets, Payless-Thriftway, QFC and Fred Meyers. Other such placements in the United States are: Big Save in Hawaii, Safeway, Cala Stores, Lucky, Albertson's,
Patrini's and Cost-Plus in San Francisco, Rice and
Randall's in Houston, Albertson's in Texas, Winn-Dixie in New Orleans, Publics in Florida, Byerly's in
Minnesota, Sentry Foods in Milwaukee, Treasure Island
Markets in Chicago, Kroeger in Cleveland, Acme and
Super Fresh in Philadelphia, Foodarama in New England, and Giant Foods in Maryland. In the week of June 18,
2001 the chief buyer for Gelson's Markets (a large, respected L.A. based chain) called the Company unsolicited asking Reed's to place its products chain wide.

International Marketing and Distribution

Arrangements are being pursued for mass-market placement throughout Japan, China and the rest of Asia. These areas are a natural fit for Reed's Ginger products, as ginger of quality is a cultural paradigm throughout those lands.

The European Union is an open market for Reed's with access to that market due in part to the ongoing production of Virgil's Special Extra Nutmeg Root Beer in Germany. Reaction to the Reed's brands at Natural
Products Exposition Europe in June 2000 was very positive. Some success has already been realized in Europe through our distributor in Amsterdam. The UK distributor of our lines has also expressed a great enthusiasm for a mass-market push.

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[page 49]
Foodservice

On-premise activity in commercial and non-commercial locations is an increasing component of total beverage sales. (Source: Beverage Marketing Corporation) In recognition of this trend, we are marketing aggressively to bars and restaurants. Placement of our products in stadiums, sports arenas, concert halls, theatres, and other cultural centers is another long term marketing priority. In addition, we are currently seeking placement of our ice cream in restaurants nationwide.

Competition

Our premium beverage products compete generally with all liquid refreshments and in particular with numerous other "new age" beverages, including SoBe, Snapple, Mystic, Arizona, Hansen's, and Knudsen &
Sons. Many of these brands have the advantage of being seen everywhere in the national market and being well known for years through well funded ad campaigns.

The Virgil's and China Cola lines compete with a number of other natural soda companies including
Stewarts, IBC, Henry Weinhard, Blue Sky, Natural Brews and Journey. Malibu Teaz competes with Tazo Teas and
Honest Teas and private label store brands at Whole
Foods and Wild Oats. We believe that Malibu Teaz is the only truly natural, organic RTD Tea on the market.

We believe our success to date is due in great part to our innovative beverage recipes and packaging, superior ingredients and to a brewing process that remains a trade secret. We believe our commitments to highest quality and brand innovation are key to our success. We will not allow these aspects of our corporate culture to be altered.

Reed's Crystallized Ginger Candy competes with other candies and snacks in general and in particular with other ginger candies. The main competitors are Royal
Pacific, the U.S. marketing company for Australia's
Buderim Ginger Company, and Frontier Herbs.

         [Continued on following page]



[page 50]
Most varieties of crystallized ginger candy in the marketplace contain sulfur dioxide as a curing and preservative agent; Reed's Ginger Candies do not. Our proprietary curing process for Reed's Crystallized
Ginger Candies creates, in our opinion, a vastly superior product to that of our competitors at a competitive price.

Our Reed's Ginger Ice Creams will face competition both from other "premium" and "super premium" ice cream. Our principal competitors in the ice cream business are The Haagen-Dazs Company, Inc., Ben &
Jerry's, Godiva, Starbucks, and Dreyers.

Our Reed's Ginger Cookies will compete with other cookies and snacks in general and in particular with other "premium" cookies. Our principal competitors are expected to be Walkers of Scotland, Bahlsen of Germany, Duchy Originals of Scotland, and Pamela's of the USA.

We compete with other companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by distributors, most of which also distribute other beverage brands. The principal methods of competition include product quality and taste, brand advertising, trade and consumer promotions, pricing, packaging and the development of new products.

Licenses and Royalties

We have a license with Malibu Teaz for its RTD tea line and its sweetener line. These licenses are exclusive and renewed annually. Profits are equally split between Malibu Teaz and us.

In connection with our acquisition of China Cola, we agreed to pay the seller royalties equal to $0.75 per case sold. The royalties expire on July 1, 2002.

         [Continued on following page]







[page 51]
Proprietary Rights

We own several trademarks that are considered material to our business, including Reed's, Virgil's and China
Cola. In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets.

Our brewing process is a trade secret. This process can be used to brew other flavors of beverages other than ginger ale/beer such as root beer, cream soda, cola and other spice and fruit beverages. No patents have been sought.

Three of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office:
Reed's, Virgil's, and China Cola. Registrations for trademarks in the United States will last indefinitely as long as the trademark owners continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We are in the process of obtaining international registration of certain trademarks under the Berne Convention.

Government Regulation

The production and marketing of our products are governed by the rules and regulations of various federal, state and local agencies, including the United States Food and Drug Administration. The Food and Drug Administration also regulates the labeling of our products. We have not encountered any regulatory action as a result of our operations, and no such action is anticipated. We voluntarily maintain kosher approval and certification of as many our products as possible.

Environmental Matters

Our primary cost of environmental compliance at the present time is in recycling fees, which are projected at $40,000.00 for fiscal 2001. This is a standard cost of doing business in the soft drink industry.

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[page 52]
Employees

We currently employ seven persons full-time and three part-time: one general management employee, four sales and marketing support, and five in operations.
Additional persons are employed as needed on a part-time basis. Consultants are employed as required by circumstance. We have never participated in a collective bargaining agreement. We believe our relationship with our employees is good.

Property

In December 2000 we purchased an 18,000 square foot warehouse property at 13000 South Spring Street in unincorporated Los Angeles County. The purchase price was $850,000 with a down payment of $102,000. We financed the balance with US Bank with a Small
Business Administration loan; and obtained a building improvement loan in the amount of $200,000.
Christopher J. Reed, our President and CEO, personally guaranteed the loans. Both loans have 25-year terms, with interest at the New York prime rate plus 1%, adjusted monthly with no cap or floor. The combined principal and interest payments are $8,660 initially with annual adjustments.

A working brewery and bottling plant is being outfitted on the property and will be called Reed's
Original Ginger Brewery. The property resides in a Los
Angeles County enterprise zone. This means the county participates in wages, training and benefits for all new employees. The enterprise zone also qualifies us for low interest loans and a variety of tax benefits.
This property now houses our executive offices and acts as our Southern California warehouse facility.


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[page 53]
MANAGEMENT

General

The following table sets forth certain information with respect to our directors, executive officers and key employees:

Name		         Age Position
------------------ --- -------------------------------
Christopher J Reed  43 Founder, CEO, CFO & Chairperson of the
Board
Eric Scheffer       35 Vice President & National Sales Manager
Kimiko Isogai       45 Chief Accountant
David Robinov       46 Director
Joseph R Grace      37 Director
Don  E. Hall        46 Director
Edward T. Swanson   51 Director

Christopher J. Reed, the founder, has been with the Company since its inception in 1987. Chris has been responsible for the design of the Company and its products including the original product recipes, the proprietary brewing process, and the packaging and marketing. Chris' instincts in branding and flavors have produced top sellers in the natural foods industry. Under Chris' leadership the Reed's label has earned a reputation for quality. Chris' prior experience was in the oil and gas industry as a chemical engineer. He was involved in the design and development of new technology in the field of natural gas purification and liquefaction. He also worked four years as a salesperson for an advertising agency.
Chris received a B.S. in Chemical Engineering in 1980 from Rennselaer Polytechnic Institute at Troy, N.Y.


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[page 54]
Eric Scheffer has valuable experience in natural foods and mainstream marketing. From 1995 to 1997 Eric was employed by Vita Source and was their first sales representative. While there, Eric played an integral part in raising their revenues in one year from $5 million to $7 million. From 1997 to 1998, USA
Nutritionals employed Eric. Eric led a successful effort bridging their marketing from natural foods to mainstream stores. 1998 to 1999 were spent managing the US and Canadian outside sales force for Earth
Science, Inc. From 2000 to mid 2001, Eric led the sales team at Rachel Perry, the venerable alternative cosmetics company, as Vice President and National
Sales Manager. By eliminating a large outside distributor and broker and hiring an efficient in-house broker, Eric lowered costs and managed to raise an extra $20,000 per month from this single action.
Eric has been with us since May 2001.

Kimiko Isogai's seventeen years experience as a Certified Public Accountant includes three years of growth with international firm Price Waterhouse
Coopers from 1996 to 1999. 1999 to 2000 Kimiko acted as an accounting consultant for various clients.
Desiring an entrepreneurial corporate atmosphere,
Kimiko joined Reed's in early 2001 and has proved a valuable addition to the company. Kimiko has expertise in payroll & corporate tax process, audit & compilation reports, computer accounting, and international issues such as foreign exchange, US and foreign employment law.

David Robinov, in his more than 20 years in business, has been the founder, developer, partner and CEO in nearly a dozen successful ventures in the natural and organic products industries. David started, developed and sold at profit several successful health foods, natural foods and alternative health retail concepts, eventually merging into or selling to larger concerns.
David spent the last ten years developing the China
Cola line. China Cola is the most successful herbal cola in natural foods. Reed's Inc. acquired China Cola in December 2000. Recently, David has been involved in launching a specialty and natural foods company, Mediterranean Organics, which features the best of organic products from around the Mediterranean Sea.

         [Continued on following page]

[page 55]
Joe Grace is a Yale University graduate in Computer
Science. Joe's experience includes work on the internet's predecessor ARPA-net; programming and consulting for Steve Jobs' NEXT Software Systems
(precursor to Apple's OS X); Lead game designer and
'Angel Investor' at Wizards of the Coast, Developers and Marketers of popular trading card games Magic: The
Gathering and Pokemon: The Card Game. Joe is a self-proclaimed trend-detector, one who generally foresees advantageous trends well ahead of the popular curve, having invested in Microsoft, Oracle, and others well ahead of the curve. He also consults on Enterprise
Level Java Systems and Extreme Programming for various
Seattle based companies. Joe currently sits on the boards of Tracker Business Systems, an IT firm in Richland, WA and AlluraDirect.com, a hospitality rental services company in Vancouver, BC.

Don E. Hall, a general partner of Arcturus Capital,
joined Arcturus following over 18 years of
institutional investment experience.  Don worked at
Zurich Scudder Investments since 1982, primarily as an
equity portfolio manager, and served as Managing
Director since 1988.  His portfolio management
experience spanned all the firm's major business
units.   He evaluated hundreds of companies and
management teams and interacted regularly with the corresponding industry analysts and investment bankers. Don conceived an equity selection strategy that attracted over $2.5 billion in assets that he and his team managed, including an equity mutual fund launched in 1993 that ultimately earned a five star rating and was the best performing domestic Scudder
Fund over the last five years. Don is regarded as a specialist in valuation analysis, and contributed heavily to Scudder's equity valuation and asset allocation frameworks, chairing the firm's asset allocation group.


         [Continued on following page]








[page 56]
In 2000, Don led a comprehensive research effort for Zurich Scudder assessing the opportunities in venture capital, comparing the attributes of various investment stages, the nature of the venture capital cycle, and its returns relative to other asset classes. His private equity experience also includes serving as the chief advisor for Intermarkt ventures and a decade of personal investment in early stage ventures. Don is a member of AIMR, the Los Angeles
Society of Financial Analysts, and the Quantitative
Investment Association.  He became a Chartered
Financial Analyst after receiving his BS in Engineering with honors from Auburn University and MBA from the Harvard Business School.

Edward T. Swanson has practiced corporate and securities law for more than 25 years. Ed began his legal career in 1974 as a staff attorney with the SEC in its Division of Market Regulation in Washington, D.C. He currently is a sole practitioner in Santa
Monica, California.  During most of 2000, Ed was Vice
President and General Counsel of a now-defunct
Internet start-up company. Prior thereto, Ed was a partner of Case, Knowlson, Jordan & Wright LLP in
Century City, California from 1998-2000, and a partner and founder of Swanson & Meepos LLP in Century City,
California from 1994-1998. Ed is a frequent speaker and writer on corporate and securities law matters.
He is presently a co-chair of the Education Committee of the Business Law Section of the State Bar of California and a member of the Board of Governors of the Century City Bar Association. Ed holds a B.A.
from Wesleyan University and a J.D. (with honors) from the University of Connecticut School of Law.


         [Continued on following page]












[page 57]
Executive Compensation

The following table sets forth for 2000 each component of compensation paid or awarded to, or earned by, Christopher J. Reed, our President and CEO. There were no other persons who were serving as executive officers as of December 31, 2000.

Name And
Principal Position       Year       Salary      Bonus
Annual Compensation
Christopher J. Reed,     2000	    $150,000     $   --
President & CEO          1999     $160,000     $   --

Director Compensation

At this time, we do not pay any compensation to directors for the attendance at board meetings.

Option/SAR Grants and Exercises in 2000

The following table summarizes the stock option
activity for the year ended December 31, 2000:
                                     Weighted Average
                           Options   Exercise Price
                           -------   ---------------
Balance, January 1, 2000   620,000           $ 0.62
Granted - 2000             152,376             2.10
Exercised - 2000           (37,500)           (1.00)
Forfeited - 2000          (262,500)           (1.00)
                           -------
Balance, December 31, 2000 472,376           $ 0.85
                           =======

Employment Agreements

There are no written employment agreements with any of our officers or key employees.


         [Continued on following page]








[page 58]
Indemnification of Directors and Officers

As permitted pursuant to the corporate law of the State of Delaware, our state of incorporation, the Certificate of Incorporation requires that we indemnify our directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, we have entered into an indemnity agreement with each director and officer, which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act and is, therefore unenforceable.

CERTAIN TRANSACTIONS

The Company has two loans payable to Robert T. Reed
Sr., the father of our founder. The first loan was made to us in 1991 to provide $94,000 in working capital, and bears interest at 10% per annum. The balance as of December 31, 2000 was $49,803. The second loan was made in 1999 to provide $250,000 for the acquisition of Virgil's Root Beer, and bears interest at 8% per annum. The balance as of December
31, 2000 was $177,540.

Mark Reed, the brother of our founder, was owed $5,000 on December 31, 2000 for a loan to the Company. This loan has subsequently been converted to stock.





[page 59]
PRINCIPAL SHAREHOLDERS

The following table sets forth information (except as otherwise indicated by footnote) as to common shares owned as of September 30, 2001 or which can be acquired in sixty days, by (i) each person known by management to beneficially own more than five percent
(5%) of our outstanding common shares, (ii) each of our directors and executive officers, and (iii) all executive officers and directors as a group. On that date, there were 4,688,775 shares outstanding.

                                   % Owned  % Owned
Name and Address                     Before   After
of Beneficial Owner     Shares Owned Offering Offering
-------------------     ------------ -------- --------
Christopher J Reed         3,200,000   68.10%   41.60%
13000 South Spring St
Los Angeles, CA 90061

Joseph R Grace               500,000   10.66%    6.50%
3627 32nd Avenue West
Seattle, WA  98199

Robert T Reed, Jr.           267,000    5.69%    3.47%
4411 Galesbury Lane
Chantilly, VA 20151

David Robinov                119,500    2.55%    1.55%
215 Katona Ave
Katonah, NY 10536

Don E. Hall                   87,500    1.87%    1.15%
475 La Loma
Pasadena, CA 91105

Edward T. Swanson                  0      (3)      (3)
1135 17th Street, Suite E     -------   -----    -----
Santa Monica, California 90403

All officers and directors as
a group (5 persons)        4,174,000    89.02%  54.29%
                           =========    ======  ======


         [Continued on following page]



[page 60]
__________________________________
(1) Each of the directors and officers named can be reached at our executive offices located at 13000
South Spring Street, Los Angeles, California, 90061.
The persons named in the table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2) Assumes that all shares offered hereby are sold.
(3) Less than 1%.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, we have the authority to issue 50,000,000 shares of common stock, $.0001 par value per share. There were 4,688,775 shares of common stock outstanding immediately prior to this offering.

Common Stock

* Holders of common stock are entitled to receive dividends only if we have funds legally available and the Board of Directors declares a dividend.

*Holders of common stock do not have any rights to purchase additional shares.

*Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders.

*Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock can elect all of the directors whose terms expire that year, if they choose to do so.
Christopher J. Reed, our President and CEO, holds a majority of our outstanding common shares and may continue to hold a majority of our outstanding common shares if less than all shares offered hereby are sold, and consequently may be able to elect all of our directors.

         [Continued on following page]




[page 61]
*There is no public market for our common stock at the present time.

Voting Requirements

Delaware corporate law and our by-laws require the approval of the holders of a majority of our voting securities for most actions requiring shareholder approval. These actions include:

* Election of directors,

* Mergers,

* Sales of substantially all of our shares, and

* Amendment to our certificate of incorporation.

There are no provisions in our Articles of Incorporation or by-laws that would delay, defer or prevent a change in control of Reed's.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

* A stockholder who owns 15% or more of our outstanding voting stock (known as an "interested stockholder"),

* An affiliate of an interested stockholder, or

* An associate of an interested stockholder, for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of more than 10% of our assets.


         [Continued on following page]





[page 62]
However, the above provisions of Section 203 do not apply if:

* Our board approves the transaction that made the stockholder an "interested stockholder," prior to the date of that transaction,

* After the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the stockholder owned at least 85% of our voting stock outstanding at the time the transaction began, excluding shares owned by persons who are our officers and directors, or

* On or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least 2/3 of the outstanding voting stock not owned by the "interested stockholder."

The provisions of this statute could prohibit or delay mergers or other change and control attempts, and thus may discourage attempts to acquire Reed's.

SHARES AVAILABLE FOR FUTURE RESALE

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock. Those circumstances could also adversely affect our ability to raise capital on favorable terms.

All of the shares issued in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for such shares, which may be purchased by our affiliates. The term affiliates is defined in Rule 144 of the Securities Act of 1933. Of the 4,688,775 shares outstanding before this offering, 4,259,700 shares are restricted securities as that term is defined in Rule
144. Restricted securities may be sold publicly only if registered or if the sale qualifies for an exemption under Rule 144. Of these 4,259,700 shares, 3,404,500 shares are held by our affiliates.

         [Continued on following page]

[page 63]
Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least one year can sell within any three month period a number of shares that does not exceed the greater of:
* 1% of the shares of common stock then outstanding
(in our case, 76,996 shares immediately after this offering if all shares offered hereby are sold)
* The average weekly trading volume during the four preceding weeks

Under Rule 144(k), a person who has not been our affiliate for 90 days preceding a sale can sell shares owned for at least two years without the volume limitations referred to above.

Of the 4,259,700 restricted shares of our common stock outstanding, 3,839,600 shares have been owned for at least one year and 3,588,900 of these shares have been owned for at least two years.

PLAN OF DISTRIBUTION

We are offering to sell, on a best efforts basis, up to 3,000,000 newly issued shares of our common stock at $6.00 per share.

This offering is being made directly by us through written announcement, under the direction of Christopher J. Reed, our President and CEO. We will publish announcements of the offering on certain of our products and on our Internet web site, and will mail and e-mail copies of the announcement to our shareholders, customers and inquirers. The announcements will provide the very limited information permitted under applicable securities laws and will give our telephone number, mailing address and e-mail address for requesting this prospectus.
Similar announcements may be published in other selected media and mailed to other selected individuals.

         [Continued on following page]







[page 64]
A share purchase agreement, attached
hereto as Appendix A, and a return envelope will accompany the prospectus. The electronic prospectus will be available on line our website with an electronic share purchase agreement. Assistance in connection with the offering will be available from the selling agents, if any or from Christopher J.
Reed, our President and CEO.

Compensation will be paid only to any registered securities broker-dealer selected by us as a selling agent, and then only as a percent of the offering price. No compensation related to sales of shares will be paid to any of our employees. We will indemnify the selling agents against liabilities for claimed misstatements or omissions in this prospectus.

Only residents of those states in which the common stock offered hereby has been qualified for sale under applicable securities or blue sky laws may purchase shares in this offering. Each potential investor will be required to execute a share purchase agreement, attached hereto as Appendix A, which, among other things, requires the potential investor to certify his or her state of residence.

Shares may be purchased by completing and delivering to us the share purchase agreement attached hereto as Appendix A, along with the purchase price by check mad payable to Reed's, Inc. Within 10 days after our receipt of a share purchase agreement accompanied by a check for the purchase price, we will send by electronic mail or first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by us.

In addition, investors will be able to execute share purchase agreements on the Internet at our web site and purchase shares via credit/debit cards, electronic check, Western Union Quick-Collect and wire transfer.

The offering will begin on the date of this prospectus and continue until either all of the shares have been sold or we terminate the offering.

         [Continued on following page]


[page 65]
LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Edward T. Swanson, Esq. of Santa
Monica, California. Mr. Swanson is a director of this company.

EXPERTS

Our financial statements which appear in this prospectus and in the registration statement have been audited by Sprayberry, Barnes, Marietta & Luttrell with respect to the year ended December 31, 2000 and by Bay Sherman Craig & Goldstein, LLP with respect to the year ended December 31, 1999, and are included in reliance upon such reports of said firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, Washington, D.C.
20549, and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference rooms.


         [Continued on following page]







[page 66]
The registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, such as Global Brands, that file electronically with the Commission. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act for at least twelve months and, in accordance therewith, will file periodic reports and other information with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report of
Sprayberry, Barnes, Marietta & Luttrell............59

Independent Auditors' Report of
Bay Sherman Craig & Goldstein, LLP.................60

Balance Sheets.....................................61

Statements Of Operations...........................63

Consolidated Statements Of
Changes In Stockholders' Equity....................64

Consolidated Statements Of Cash Flows..............65

Notes To Financial Statements......................67




  [The rest of this page left blank intentionally]









[page 67]
[Sprayberry, Barnes, Marietta & Luttrell Letterhead]

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
of Reed's, Inc.

We have audited the accompanying balance sheet of Reed's, Inc. FKA Original Beverage Corporation as of
December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Reed's, Inc. FKA Original
Beverage Corporation as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles of the United States of America.

/s/ Sprayberry, Barnes, Marietta & Luttrell
Oxnard, California
September 21, 2001



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[page 68]
[Bay Sherman Craig & Goldstein, LLP Letterhead]

INDEPENDENT AUDITOR'S REPORT


To the Stockholders
Reed's, Inc.

We have audited the accompanying balance sheet of Reed's, Inc. FKA Original Beverage Corporation as of
December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Reed's, Inc. FKA Original
Beverage Corporation as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles of the United States of America.


/s/Bay Sherman Craig & Goldstein, LLP
Los Angeles, California
November 30, 2000


  [The rest of this page left blank intentionally]



[page 69]
REED'S, INC.
(FORMERLY ORIGINAL BEVERAGE CORPORATION)
BALANCE SHEETS

ASSETS                  Year Ended   Six Months Ended
                       December 31,      June 30,
                          2000             2001
                       ------------   ---------------
                                        (Unaudited)
CURRENT ASSETS:
Cash                     $      850        $  308,465
Trade accounts
receivable, net             436,740           691,838
Inventory                 1,336,602         1,168,658
Income tax
refund receivable            50,567            50,567
Prepaid expenses             46,655            51,076
Advances to officer           5,324            18,862
Other receivables            16,689            13,939
Deferred income taxes            --                --
                          ---------         ---------
Total current assets      1,893,427         2,303,405

PROPERTY
AND EQUIPMENT, Net        1,139,839         1,159,018

INTANGIBLE ASSETS, Net      910,167           899,067
                          ---------         ---------
                         $3,943,433        $4,361,490
                         ==========        ==========


         [Continued on following page]
















[page 70]
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank overdraft           $   14,718      $        --
Notes payable to
related parties-current     118,980           175,222
Current portion
of long-term debt           111,791           113,974
Line of credit                   --            46,041
Notes payable                    --           400,000
Accounts payable            769,229         1,086,320
Accrued expenses            114,923            89,394
                          ---------         ---------
Total current liabilities 1,129,641         1,910,951
                          ---------         ---------
LONG-TERM LIABILITIES:

Notes payable
to related parties          113,363            57,121
Long-term debt - Other    1,012,966           921,023
Deferred income taxes        14,000            18,000
                          ---------          --------
                          1,140,329           996,144
                          ---------          --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - Par value $0.0001 per share:

Authorized-7,500,000 shares
Issued and outstanding -
4,657,875 shares at December 31, 2000
4,688,775 shares at June 30, 2001     466         469
Additional paid-in capital      1,995,348   2,037,145
Retained deficit                 (322,351)   (583,219)
                              -----------  ----------
                                1,673,463   1,454,395
                              -----------  ----------
                               $3,943,433  $4,361,490
                              ===========  ==========

The accompanying notes are an integral
part of these financial statements.



  [The rest of this page left blank intentionally]

[page 71]
REED'S, INC. (FORMERLY ORIGINAL BEVERAGE CORPORATION)
STATEMENTS OF OPERATIONS
               2000        1999    2001       2000
     ------------------------------------------------
                                (Unaudited)(Unaudited)
SALES     $5,990,470 $5,155,625 $3,453,718 $3,096,790
COST
OF SALES   4,268,325  3,526,339  2,493,883  2,153,564
          ----------  ---------  ---------  ---------
GROSS
PROFIT     1,722,145  1,629,286    959,835    943,226

OPERATING EXPENSES:
Selling    1,238,985    747,080    744,929    577,776
General & Admini-
strative     933,317    691,987    412,836    415,667
           ---------  ---------  ---------  ---------
           2,172,302  1,439,067  1,157,765    993,443
           ---------  ---------  ---------  ---------
INCOME (LOSS) FROM
OPERATIONS  (450,157)   190,219   (197,930)   (50,217)
           ---------  ---------  ---------  ---------
OTHER INCOME AND (EXPENSES):
Interest
income        13,051        104      1,279      3,313
Interest
expense      (62,299)   (44,840)   (59,417)   (32,230)
Other non-operating
expenses          --   (142,175)        --         --
Other non-operating
income        15,592      5,000         --         --
           ---------  ---------  ---------  ---------
             (33,656)  (181,911)   (58,138)   (28,917)
INCOME (LOSS) BEFORE
INCOME TAXES(483,813)     8,308   (256,068)   (79,134)
           ---------  ---------  ---------  ---------
PROVISION FOR INCOME TAXES
(BENEFIT)    (40,310)     1,500      4,800    (20,743)
           ---------  ---------  ---------  ---------
NET INCOME
(LOSS)     ($443,503)    $6,808  ($260,868)  ($58,391)
           =========  =========  =========  =========
EARNINGS (LOSS) PER SHARE -
Basic         ($0.11)        --     ($0.06)    ($0.02)
           =========  =========  =========  =========
EARNINGS (LOSS) PER SHARE - Assuming
Dilution      ($0.11)        --     ($0.06)    ($0.02)
           =========  =========  =========  =========
         [Continued on following page]
[page 72]
The accompanying notes are an integral
part of these financial statements.
REED'S, INC. (FORMERLY ORIGINAL BEVERAGE CORPORATION)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             Additional Retained
                Common Stock  Paid-In   Earnings
               Shares  Amount Capital  (Deficit) Total
               ---------------------------------------
BALANCES
January 1,
1999         3,447,500 $345  $87,155 $114,344 $201,844
SALE OF COMMON STOCK, NET OF
EXPENSES       141,400   14  212,387       --  212,401
NET INCOME          --  --        --    6,808    6,808
              -------- ---- -------- -------- --------
BALANCES
December 31,
1999        3,588,900 359   299,542  121,152   421,053
SALE OF COMMON STOCK, NET OF
EXPENSES      899,975  90 1,395,323      --  1,395,413
STOCK ISSUED IN CONNECTION WITH ACQUISITION OF RIGHTS
TO CHINA COLA 130,000  13   259,987      --    260,000
EXERCISE
OF OPTIONS     37,500   4    37,496      --     37,500
STOCK ISSUED
FOR SERVICES    1,500  --     3,000      --      3,000
NET LOSS           --  --       --  (443,503)(443,503)
            --------- ---  --------  --------  -------
BALANCES
December 31,
2000        4,657,875 466 1,995,348 (322,351)1,673,463
STOCK ISSUED FOR SERVICES
(Unaudited)    10,900   1    21,799       --    21,800
EXERCISE OF OPTIONS
(Unaudited)    20,000   2    19,998       --    20,000
NET LOSS
(Unaudited)        --  --        -- (260,868)(260,868)
            --------- ---  --------  --------  -------
BALANCES
June 30, 2001(Unaudited)
          $4,688,775$469$2,037,145$(583,219)$1,454,395
           ========= === ========= ========= =========

The accompanying notes are an integral
part of these financial statements.



[page 73]
REED'S, INC. (FORMERLY ORIGINAL BEVERAGE CORPORATION)
STATEMENTS OF CASH FLOWS
                 Years Ended              Six Months
                 December 31,           Ended June 30,
               2000       1999        2001        2000
               ---------------------------------------
                                (Unaudited)(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income
(loss)     ($443,503)    $6,808  ($260,868)  ($58,391)
Adjustments to reconcile net income (loss)
to net cash used by operating activities:
Depreciation and
amortization  65,469     23,466     47,890     30,699
Services in exchange for
common stock   3,000         --     21,800         --
Deferred income
taxes          4,457      7,482      4,000      2,457
Changes in operating assets and liabilities:
Trade accounts receivable,
net           92,856   (322,288)  (255,098)    23,240
Inventory   (415,474)  (369,550)   167,944   (117,274)
Income tax
refund        24,692    (56,250)       --      (6,080)
Prepaid
expenses     (36,813)    (9,842)    (4,421)   (65,340)
Other
receivables  (11,689)    12,458      2,750     (3,185)
Accounts
payable      (20,822)   346,548    317,091     33,699
Income taxes
payable           --     (8,163)       --          --
Accrued
expenses      28,003     27,518    (25,529)    (4,645)
             -------    -------    --------    ------
Net cash provided by (used in) operating
activities  (709,824)  (341,813)    15,559   (164,820)
             -------    -------    --------    ------

         [Continued on next page]









[page 74]
CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and
equipment   (381,418)   (28,775)   (43,275) (143,893)
Acquisition of intangible
assets       (33,821)  (659,982)   (12,694)       --
Increase (decrease) in restricted
cash         (64,840)    64,840        --     64,840
Increase (decrease) in restricted cash
payable       64,840    (64,840)       --    (64,840)
Advances to
officer      (20,193)        --    (22,538)  (12,588)
Payments received
from officer  11,702      4,393      9,000     7,500
             -------    -------    --------    ------
Net cash used by investing
activities  (423,730)  (684,364)    (69,507) (148,981)
             -------    -------    --------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on
debt        (166,910)  (414,967)    (93,719) (122,773)
Proceeds from issuance of common
stock     $1,282,913    212,401      20,000   829,316
Proceeds from
borrowings        --  1,074,698     450,000        --
           ---------  ---------    --------    ------Net cash
provided by financing
activities 1,116,003    872,132     376,281   706,543
           ---------    -------    --------    ------NET
INCREASE (DECREASE)
IN CASH      (17,551)  (154,045)    322,333   392,742
CASH (Overdraft) - Beginning
of year        3,683    157,728     (13,868)    3,683
             -------    -------    --------    ------CASH
(Overdraft) - End
of year     ($13,868)    $3,683    $308,465  $396,425
             =======    =======    ========  ========

         [Continued on following page]









[page 75]
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest         $44,741    $37,746  $61,961  $36,585
                 =======    =======  =======  =======
Income taxes        $800    $38,344     $800     $800
                 =======    =======  =======  =======
The accompanying notes are an integral
part of these financial statements.

Non-cash investing and financing activities:

In 2000, the Company incurred debt of $748,000 in connection with the acquisition of a building.

In 2000, the Company issued 130,000 shares of common stock with a value of $260,000 in connection with the acquisition of intangible assets.

In 2000, the Company converted debt to equity in the amount of $150,000.

The accompanying notes are an integral
part of these financial statements.



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[page 76]
REEDS, INC.
fka
ORIGINAL BEVERAGE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

A.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(1)	Nature of Operations

The Company was organized under the laws of the state of Florida in January 1991. In 2001, the Company changed its name from Original Beverage Corporation to Reed's, Inc. and changed its state of incorporation from Florida to Delaware. The Company's primary activity is manufacturing and marketing gourmet natural non-alcoholic beverages. Its home office is in California, with most of the manufacturing function done at a contract facility in Pennsylvania.

(2) Accounts Receivable

The allowance for doubtful accounts is established through a provision for bad debt charged to expense.
Receivables are charged off against the allowance when management believes that the collectibility of the account is unlikely. Recoveries of amounts previously charged off are credited to revenues. Allowance for doubtful accounts for the year ended December 31, 2000 was $7,500.

The allowance for returns and discounts is established through a provision for returns and discounts charged against sales. Receivables are charged off against the allowance when payments are received or products are returned. Allowance for returns and discounts for the year ended December 31, 2000 were $3,500.


         [Continued on following page]







[page 77]
(3)	Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market and is comprised of the following at December 31, 2000:

Raw materials                               $  417,673
Finished goods                                 918,929
                                            ----------
                                            $1,336,602
                                            ==========

(4)	Property and Equipment and Related Depreciation

Property and equipment is stated at cost.
Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Building and improvements	                39 years
Machinery and equipment	                      7 years
Computer	                                     5 years
Automobiles                                    5 years
Office equipment	                           7 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

(5)	Intangible Assets

Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and is being amortized on the straight-line basis over the estimated useful life of 20 years. Other intangible assets are being amortized on the straight-line basis over their estimated useful lives or their contractual terms as follows:

Design cost	                               10 years
Loan fee	                                    25 years
Covenant not to compete	                      2 years

         [Continued on following page]




[page 78]
(6)	Advertising Costs

Advertising costs are expensed as incurred and are included in selling expenses in the amount of $33,402
(2000) and $54,718 (1999).

(7)	Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary timing differences between the financial statements and the tax returns.

(8)	Stock Options

The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion
No. 25 (APB 25) "Accounting for Stock Issued to
Employees". Under APB 25, the Company recognizes no compensation expense related to employee stock options, because the option price per share will not be less than the fair market value on the date of the grant.

In 1996, SFAS No. 123, "Accounting for Stock-Based
Compensation", became effective. SFAS No. 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair value method application. See Note
H for further disclosure.

(9) Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         [Continued on following page]
[page 79]
(10)	Reclassifications

Certain reclassifications have been made to the prior year financial statements in order for them to conform to the current year presentation.

B. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2000:

Land                                        $  409,546
Building and improvements                      475,382
Machinery and equipment                        225,754
Computer                                        78,003
Automobiles                                     50,580
Office equipment                                14,935
                                            ----------
                                             1,254,200
Less: Accumulated depreciation                 114,361
                                            ----------
                                            $1,139,839
                                            ==========
Depreciation expense for the years ended December 31, 2000 and 1999 was $30,383 and $13,660, respectively.

C. INTANGIBLE ASSETS

Intangible assets are carried at cost and consist of the following:

Goodwill			                          $909,982
Design cost			                       23,892
Loan fee	                                      18,614
Covenant not to compete                         10,000
                                              --------
                                               962,488
Less:  Accumulated amortization                 52,321
                                              --------
			                               $910,167
                                              ========
Amortization expense for the years ended December 31, 2000 and 1999 was $35,086 and $9,806, respectively.

         [Continued on following page]




[page 80]
D. NOTE PAYABLE - BANK

The Company has an unsecured $50,000 line of credit with a bank. Interest is payable monthly at the Wall
Street prime rate plus 1.5%. The Company has no outstanding balance at December 31, 2000.

E.	NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consists of the following at December 31, 2000:

Note payable to a relative of the majority stock-
holder, payable in monthly installments of $7,500
including interest at 8% per annum until paid in
full. The note holder can convert the outstanding
balance of the note to common stock at $2.00 per
share. The note matures January 2003.         $177,540

Note payable to a relative of the majority stock-
holder, payable in monthly installments of $2,500,
including interest at 10% per annum until paid in
full. The note matures August 2002.             49,803

Note payable to a relative of certain stock-
holders, due on demand, with interest at 10%
per annum.  The note is convertible to common
stock at 60% of the initial public offering
price or 100% of a private offering.             5,000
                                              --------
                                               232,343
Less: Current maturities                       118,980
                                              --------
                                              $113,363
                                              ========

The aggregate maturities of notes payable to related parties for each of the next three years are as follows:

Year Ending
December 31,
2001		                                    $118,980
2002		                                     107,036
2003		                                       6,327
                                              --------
                                              $232,343
                                              ========
         [Continued on following page]
[page 81]
F.	LONG-TERM DEBT - OTHER

Long-term debt - Other consists of the following at December 31, 2000:

Note payable to SBA in the original amount of
$748,000 with interest at the New York prime
rate plus 1%, adjusted monthly with no cap or
floor. The combined principal and interest
payments are $7,063 initially with annual
adjustments. The interest rate was 10.5%
at December 31, 2000. The note is secured
by land and building and guaranteed by the
majority stockholder.
The note matures November, 2025.            $  748,000

Note payable for a business acquisition in the
original amount of $500,000, payable at $100,000
per annum, including 5.37% imputed interest. The
note is collateralized by a pledge of 3,200,000
shares of common stock owned by the majority
stockholder, who has also personally guaranteed
the obligation. The note matures June 2004.
The balance, net of imputed interest, is       351,569

Note payable to GMAC, secured by an automobile,
payable in monthly installments of $523
including interest at 2.9%.
The note matures February 2002.                  7,188

Notes payable to individuals, due on demand,
with interest at 10% per annum.  The notes
are convertible to common stock at 60% of
the initial public offering price or 100%
of a private offering.                          18,000
                                            ----------
                                             1,124,757
Less: Current maturities                       111,791
                                            ----------
                                            $1,012,966
                                            ==========

                 [Continued on following page]






[page 82]
The aggregate maturities of long-term debt - other for each of the next five years and thereafter are as follows:

Years Ending
December 31,
2001                                        $  111,791
2002                                            93,762
2003                                            98,108
2004                                           103,830
2005                                             9,911
Thereafter                                     707,355
                                            ----------
                                            $1,124,757
                                            ==========
In connection with the note payable for a business acquisition above, amortization of imputed interest included in interest expense is $21,748 (2000) and $12,466 (1999).

G.	EARNINGS PER SHARE

Earnings (loss) per share calculations are in accordance with SFAS No. 128, "Earnings Per Share."
"Basic" earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the year.
"Diluted" earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus the dilutive effect of outstanding common stock warrants and convertible debentures. In 2000, the basic and diluted earnings per share calculations are the same because potential dilutive securities would have an anti-dilutive effect.


         [Continued on following page]











[page 83]
YEARS ENDED DECEMBER 31,
	                                2000         1999
                            -------------  -----------
Numerator:
Net income (loss), earnings
per share and earnings per
share - assuming dilution   $   (443,503)   $    6,808
Denominator:
Earnings per share -
Weighted average
shares outstanding             4,010,904     3,562,352
Effect of dilutive securities         --       371,500
                               ---------    ----------
Earnings per share -
assuming dilution - adjusted
weighted average shares      $ 4,010,904   $ 3,933,852
Earnings per share           $     (0.11)  $        --
Earnings per share -
assuming dilution            $     (0.11)  $        --

H.	STOCK OPTION PLAN

The Company has granted certain employees and other individuals stock options to purchase the Company's common stock. The options generally vest immediately or when services are performed and have a maximum term of 10 years.

The following table summarizes the stock option
activity for the year ended December 31, 2000:
                                      Weighted Average
                           Options      Exercise Price

Balance, January 1, 2000   620,000              $0.62
Granted - 2000             152,376               2.10
Exercised - 2000           (37,500)             (1.00)
Forfeited - 2000          (262,500)             (1.00)
                          ---------
Balance,December 31, 2000  472,376              $0.85
                          =========
Options exercisable        472,376              $0.85
                          =========


         [Continued on following page]




[page 84]
The following information applies to options outstanding and exercisable at December 31, 2000:

Exercise prices - range	                $0.02 - $3.00
Options outstanding	                           472,376
Weighted average exercise price	              $0.85
Weighted average remaining life             6.51 years

Had compensation cost for the plans been determined
based on the fair value of the options at the grant
date consistent with the methodology prescribed by
SFAS 123, the Company's net income (loss) would have
been the pro forma amounts indicated below:
	                             2000           1999
                                 ---------------------
Net income (loss):(in thousands)
As reported                      $(444)          $  7
Pro forma                         (567)           (70)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 2000 and 1999: no expected dividends or volatility, average risk - free interest rates of 5.16% (both years) and expected lives of 10 years.

I.	MAJOR CUSTOMERS

During 2000, two of the Company's customers accounted for approximately 22% of sales and 21% of accounts receivable in the aggregate. During 1999, one of the Company's customers accounted for approximately 11% of sales.



         [Continued on following page]











[page 85]
J.	INCOME TAXES

At December 31, 2000, the Company had available
Federal and state net operating loss carryforwards to reduce future taxable income of approximately $309,000 and $259,000, respectively. Federal carryforwards expire through 2020 and the state carryforwards expire through 2005. The deferred tax asset is approximately
$128,000 at December 31, 2000; however, due to the uncertainty as to whether the Company will realize the benefit, a valuation allowance has been established for 100% of the deferred tax asset.

The provision for income taxes is comprised of the
following:
                                     2000
                         -----------------------------
                          Federal     State     Total
                         -----------------------------
Current                  ($45,567)     $800  ($44,767)
Deferred                    3,583       874     4,457
                         -----------------------------
                         ($41,984)   $1,674  ($40,310)
                         =============================
                                     1999
                         -----------------------------
                          Federal     State     Total
                         -----------------------------
Current                   $    --      $800      $800
Deferred                       --       700       700
                         -----------------------------
                          $    --    $1,500    $1,500
                         =============================
The components of the Company's net deferred tax provision are
                                   2000          1999
                                ---------------------
Net operating loss              ($120,085) $       --
Depreciation and amortization      10,518       9,300
Other                              (6,061)     (8,600)
Change in valuation reserve       120,085          --
                                ----------------------
                                   $4,457      $  700
                                ======================

         [Continued on following page]




[page 86]
The components of the Company's net deferred tax
liability are:
                                              2000
                                           ---------
Net operating loss                          $120,085
Other                                        (14,000)
Change in valuation reserve                 (120,085)
                                            ---------
                                            ($14,000)
                                            =========
A reconciliation of the provision for income taxes to
the amount computed at the Federal statutory rate is
as follows:
                                    2000        1999
                                --------------------
Federal income tax (benefit) at
statutory rate                   $(162,192) 	$ 2,825
State minimum tax                      528       528
Permanent differences                1,269    (1,853)
Change in valuation reserve        120,085        --
                                 --------------------
                                  $(40,310)  $ 1,500
                                 ====================

K.	RELATED PARTY TRANSACTIONS

In connection with certain debt as described in Note
E, the Company incurred interest expense of approximately $23,000 and $18,500 to relatives of certain stockholders for the years ended December 31, 2000 and 1999, respectively.

L.	ASSET ACQUISITION

In November 2000, the Company acquired the rights to a natural soda known as China Cola in exchange for 130,000 shares of voting common stock of the Company.
The purchase price has been allocated as follows:

Goodwill                                      $250,000
Covenant not to compete                         10,000
                                              --------
		                                    $260,000
                                              ========

         [Continued on following page]



[page 87]
M.	COMMITMENT

In connection with the acquisition of the rights to China Cola, the Company entered into a royalty agreement for a period of two years for $0.75 per case sold of China Cola products with a minimum payment of $18,750 per year.

N.	SUBSEQUENT EVENT

The Company expects to obtain a building improvement loan in the amount of $168,000. It will have a 25-year term, with interest at the New York prime rate plus
1%, adjusted monthly with no cap or floor. The combined principal and interest payments will be $1,597 initially with annual adjustments. The majority shareholder will guarantee the loan.


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[page 88]
          NOTES TO THE FINANCIAL STATEMENTS

              JUNE 30, 2001 AND 2000
                    (Unaudited)

A.	BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited financial statements of Reed's, Inc. fka
Original Beverage Corporation (the "Company") include all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly its financial position as of June 30, 2001, and the results of operations, and cash flows for the six months ended June 30, 2001 and 2000. The results of operations for the six months ended June 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year or for any future period.

The financial statements and notes included herein should be read in conjunction with the audited financial statements and notes thereto.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(1)	Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market and is comprised of the following:

                                         June 30, 2001
                                         -------------
Raw materials                                 $392,052
Finished goods                                 776,606
                                            ----------
                                            $1,168,658
                                            ==========


  [The rest of this page left blank intentionally]







[page 89]
(2)	Earnings per share

The Company accounts for its earnings per share and earnings per share - with dilution in accordance with Statement of Financial Accounting Standards No. 128
"Earnings per Share" (SFAS no. 128).

The following table sets forth the computation of earnings per share:

                                      June 30,
                             -------------------------
                                2001            2000
                             -------------------------
Numerator:
Net loss                     $  (260,868) $   (58,391)
Denominator:
Weighted average
shares outstanding             4,680,642    3,769,824
Loss per share               $     (0.06) $     (0.02)

For the six months ended June 30, 2001 and 2000 the calculation of basic and diluted earnings per share amounts are the same because potential dilutive securities would have had an anti-dilutive effect.
The securities that would have had an anti-dilutive effect are stock options and notes payable.

C.	LINE OF CREDIT

The Company has an unsecured $50,000 line of credit with a bank. Interest is payable monthly at the Wall
Street prime rate plus 1.5%. The Company's outstanding balance was $46,041 at June 30, 2001. The interest rate in effect at June 30, 2001 was 9% per annum.

D.	NOTES PAYABLE

Notes payable to various individuals with
interest at 8% per annum.  Options will be
granted equal to 1 share per dollar when the
loan is repaid. The options will have an
exercise price of $3 and a term of 10 years.
The notes mature from February 28, 2002 to
July 25, 2002.                               $ 400,000
				                         =========

         [Continued on following page]
[page 90]
E. LONG-TERM DEBT - OTHER

Long-term debt - Other consists of the following:

Note payable to SBA in the original amount
of $748,000 with interest at the New York
prime rate plus 1%, adjusted monthly with
no cap or floor. The combined principal and
interest payments are $7,063 initially with
annual adjustments.  The interest rate was
8% at June 30, 2001.  The note is secured by
land and building and guaranteed by the
majority stockholder.  The note matures
November 2025.                               $ 741,855

Note payable for a business acquisition in
the original amount of $500,000, payable at
$100,000 per annum, including 5.37% imputed
interest.  The note is collateralized by a
pledge of 3,200,000 shares of common stock
owned by the majority stockholder, who has
also personally guaranteed the obligation.
The note matures June 2004.  The balance,
net of imputed interest, is                    271,005

Note payable to GMAC, secured by an auto-
mobile, payable in monthly installments of
$523 including interest at 2.9%. The note
matures February 2002.                           4,137

Notes payable to individuals, due on demand,
with interest at 10% per annum. The notes
are convertible to common stock at 60% of
the initial public offering price or 100%
of a private offering.                          18,000
                                           -----------
                                             1,034,997
Less: Current maturities                       113,974
                                           -----------
                                            $  921,023
                                           ===========

         [Continued on following page]






[page 91]
The aggregate maturities of long-term debt - other as of June 30, 2001 for each of the next five years and thereafter are as follows:

Twelve months ending June 30,
-----------------------------
2002                                      $    113,974
2003                                           138,615
2004                                           126,378
2005                                            33,484
2006                                            36,263
Thereafter                                     586,283
                                          ------------
                                           $ 1,034,997
                                          ============

F.	SUBSEQUENT EVENT

The Company expects to obtain a building improvement loan in the amount of $168,000. It will have a 25-year term, with interest at the New York prime rate plus
1%, adjusted monthly with no cap or floor. The combined principal and interest payments will be $1,597 initially with annual adjustments. The majority shareholder will guarantee the loan.


PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers

Pursuant to our company's Bylaws, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.

         [Continued on the following page]
[page 92]
Item 25 Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the shares offered by the selling stockholders, except any selling commissions or discounts allocable to sales of those shares, fees and disbursements of counsel and other representatives of the selling stockholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.

SEC Registration Fees                    $   4,500.00
Costs of Printing and Engraving              5,000.00*
Internet and Advertising Expenses          170,000.00*
Legal Fees                                  25,000.00*
Accounting Fees                             10,000.00*
Blue Sky Fees and Expenses                  20,000.00*
Other Expenses                              65,500.00*
                                         -------------
TOTAL                                    $ 300,000.00*
* Estimated.                             =============

Item 26     Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three (3) years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

* From April 1999 to April 2000, a Rule 504 exempt public offering was conducted by the Company raising approximately $895,850 from the sale of 447,925 shares of common stock.

* In August of 2000, $500,000 was raised in a private sale of common stock to an existing shareholder of the Company. This transaction was exempt from registration under Section 4(2) of the Securities Act, based upon the sophistication of the existing shareholder, his access to the type of information, which would be found in a registration statement, his investment intent, and the lack of any public solicitation.

         [Continued on the following page]




[page 93]
* In June of 2001 $420,000 was raised in a sale of corporate debentures to existing shareholders and friends of the Company. These debentures (notes) have a one-year term, an annual coupon rate of 8%, and 420,000 options for purchase of common shares attached. These transactions were exempt from registration under Section 4 of the Securities Act, based upon the sophistication of the investors, their access to the type of information which would be found in a registration statement, their investment intent, and the lack of any public solicitation.

Item 27 Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

3.1   Certificate of Incorporation (Charter Document)*
3.2   Bylaws*
5.1   Legal opinion of Edward T. Swanson, Esq.*
10.1  2001 Employee Stock Option Plan*
11.   Statement Re: Computation of Per Share Earnings*
23.1  Consent of Sprayberry, Barnes, Marietta &
      Luttrell
23.2  Consent of Bay Sherman Craig & Goldstein, LLP
23.3  Consent of Edward T. Swanson, Esq.
     (contained in Exhibit 5.1)
24.1  Powers of Attorney
     (included in the signature page to the
      Registration Statement)
27.   Financial Data Schedule*

    * To be filed by amendment.


         [Continued on following page]













[page 94]
Item 28 Undertakings

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section
10(a)(3) of the 1933 Act,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.


         [Continued on the following page]






[page 95]
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section
230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on this 22nd day of October, 2001.

REED'S, INC.


By /s/ Christopher J. Reed
      (Christopher J. Reed, President)


[page 96]
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of Reed's, Inc., a Delaware corporation, do hereby constitute and appoint Christopher J. Reed the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.
Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

In accordance with the requirements of the Securities
Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Christopher J. Reed
(Christopher J. Reed)
Chief Executive Officer, President & Chief Financial
Officer (Principal Financial Officer and Principal
Accounting Officer) Chairman of the Board and Director
October 22, 2001

         [Continued on following page]

[page 97]
[Signatures Continued]


________________________________
(Joseph Grace)
Director
October __, 2001


________________________________
(Donald E. Hall)
Director
October __, 2001


/s/ David Robinov
(David Robinov)
Director
October 22, 2001


/s/ Edward T. Swanson
(Edward T. Swanson)
Director
October 22, 2001

The accompanying notes are an integral
part of these financial statements.

=====================================================



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[page 98]
Exhibit 23.1
------------
[Sprayberry, Barnes, Marietta & Lutrell Letterhead]

         CONSENT OF INDEPENDENT AUDITORS

To the Stockholders and Directors of Reed's, Inc.

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of Form SB-2 of our report dated September 21, 2001 relating to the financial statements of Reed's, Inc.
fka Original Beverage Corporation, for the year ended
December 31, 2000

We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ Sprayberry, Barnes, Marietta & Lutrell
    Sprayberry, Barnes, Marietta & Lutrell
    Oxnard, California
    October 22, 2001

======================================================

Exhibit 23.2
------------
[Bay Sherman Craig & Goldstein, LLP Letterhead]


         CONSENT OF INDEPENDENT AUDITORS

To the Stockholders and Directors of Reed's, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Form SB-2 of our report dated November 30, 2000 relating to the financial statements of Original
Beverage Corporation (now known as Reed's, Inc.) for the year ended December 31, 1999.

We also consent to the reference to us under the caption experts in the prospectus.

/s/ Bay Sherman Craig & Goldstein, LLP
    Bay Sherman Craig & Goldstein, LLP
    Los Angeles, California
    October 10, 2001
=====================================================
[page 99]